UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

CARTER BANKSHARES, INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously by preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE TO HOLDERS OF SHARES OF COMMON STOCK OF

Carter Bankshares, Inc.
1300 KINGS MOUNTAIN ROAD
MARTINSVILLE, VIRGINIA 24112
NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and call of its Directors, the 2026 Annual Meeting of Shareholders of CARTER BANKSHARES, INC., Martinsville, Virginia, will be held at New College Institute, 191 Fayette St., Martinsville, Virginia 24112, Wednesday, May 27, 2026 at 10:00 a.m. Eastern Time, for the purposes of considering and voting upon the following matters:
1.To elect the 11 persons listed in the proxy statement dated April 15, 2026 to serve as Directors of the Company until the 2027 Annual Meeting of Shareholders.
2.To approve, in an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the proxy statement.
3.To ratify the appointment of the independent registered public accounting firm of Crowe LLP as the independent auditors of the Company for the fiscal year ending December 31, 2026.
4.To transact such other business as may be properly brought before the meeting or any adjournment thereof. The Board of Directors at the present knows of no other business to be presented at the Annual Meeting.
Only those shareholders of record at the close of business on March 25, 2026 shall be entitled to notice of the meeting and to vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held May 27, 2026. The 2026 Proxy Statement, Proxy Card, and Annual Report to Shareholders for the year ended December 31, 2025, are also available at "www.investorvote.com/CARE" beginning April 15, 2026.
By Order of the Board of Directors
James W. Haskins
Chairman of the Board
April 15, 2026

CARTER BANKSHARES, INC.
1300 Kings Mountain Road
Martinsville, Virginia 24112
PROXY STATEMENT
FIRST MAILED ON OR ABOUT APRIL 15, 2026
FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS
This proxy statement is furnished in connection with the solicitation of the proxies to be used at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Carter Bankshares, Inc. (the “Company”), Martinsville, Virginia to be held May 27, 2026. As permitted by rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its 2025 Annual Report to Shareholders available to certain shareholders electronically over the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or, in some cases, this proxy statement, the accompanying form of proxy and our 2025 Annual Report to Shareholders, was first mailed to shareholders on or about April 15, 2026. Shareholders who receive the Notice of Internet Availability will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability instructs you on how to access and review over the Internet all of the important information contained in the proxy statement and our 2025 Annual Report to Shareholders and on how you may submit your proxy. If you receive the Notice of Internet Availability and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The Company was incorporated on October 7, 2020, to become Carter Bank & Trust’s (the “Bank”) parent bank holding company in a corporate reorganization (the “holding company reorganization”). Effective November 20, 2020, the Bank merged with a special purpose merger subsidiary of the Company and became a wholly-owned subsidiary of the Company. In the holding company reorganization, each outstanding share of the Bank’s common stock was converted into one share of the Company’s common stock. Prior to the holding company reorganization, the Company had no material operations. In connection with the holding company reorganization, all directors of the Bank became directors of the Company. Certain references in this proxy statement to the Company refer to the Company and/or the Bank, and actions discussed in this proxy statement that occurred prior to November 20, 2020 were taken by the board of directors, committees and/or associates of the Bank.
Voting in Person at the Annual Meeting or by Proxy
You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in multiple accounts. You should vote the shares represented by each Notice of Internet Availability and proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:
•By Internet - You can vote over the Internet by following the instructions on the proxy card or Notice of Internet Availability (you will need the control number on the proxy card or Notice of Internet Availability);
•By Telephone - If you receive a printed copy of the proxy materials, you can vote by telephone (toll-free) by following the instructions on the proxy card (you will need the control number on the proxy card); or
•By Mail - If you receive a printed copy of the proxy materials, you can vote by mail by signing, dating and mailing the enclosed proxy card in the accompanying postage paid envelope.
If you vote by returning an enclosed proxy card, if the proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the specifications made on the proxy. When no choice is indicated, the proxy will be voted "FOR" all Director nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and according to the recommendations of the Board of Directors (the "Board") of the Company on any other matter that may properly come before the meeting or any adjournment thereof. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. Voting by proxy over the Internet, by telephone or by mailing a proxy card will not affect your right to attend or to vote in person at the Annual Meeting.

If you hold your shares through a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact the holder of record (that is, your bank, broker or other nominee) to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares.
Revocation of Proxies
If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:
•By submitting a written notice of revocation to the Secretary of the Company by the close of business on May 26, 2026;
•By submitting a completed proxy card bearing a later date than any other proxy submitted by you by the close of business on May 26, 2026;
•By Internet by following the Internet voting instructions on the proxy card or Notice of Internet Availability (you will need the control number on the proxy card or Notice of Internet Availability) by 1:00 a.m. Eastern Time on May 27, 2026;
•By telephone by following the telephone voting instructions on the proxy card (you will need the control number on the proxy card) by 1:00 a.m. Eastern Time on May 27, 2026;
•By attending the Annual Meeting and voting in person.
The last Internet vote, telephone vote, proxy card vote or in person vote that you submit in accordance with all instructions, including the timing deadlines set forth above, with respect to the same shares is the one that will be counted.
Solicitation of Proxies
Proxies in the form enclosed herewith are solicited by the Board. In addition to the solicitation of proxies by this proxy statement, officers and regular associates of the Company may solicit proxies from shareholders in person, by telephone, or by mail, acting without any compensation other than their regular compensation. The cost of soliciting proxies will be borne by the Company.
Questions During the Annual Meeting
During the Annual Meeting, we intend to answer questions that are pertinent to shareholders generally and the matters to be considered at the Annual Meeting, subject to time constraints. Substantially similar questions may be answered once to avoid repetition and allow for more time for other questions.
Directions to the Annual Meeting
To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Company, at 276-226-1336.
Voting Rights of Shareholders
The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 22,159,980 as of the record date. Only those shareholders of record at the close of business March 25, 2026 shall be entitled to vote at the meeting.
A majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Each share is entitled to one vote upon each matter to be presented at the meeting.

With regard to the election of Directors, votes may be cast “FOR” any given nominee or withheld. If a quorum is present, the nominees receiving the greatest number of the votes cast (even if less than a majority) will be elected Directors; therefore, votes withheld will have no effect.
For the advisory vote to approve the compensation of the Company's named executive officers ("NEOs") and the ratification of the selection of the independent registered public accounting firm Crowe LLP as the independent auditors of the Company for the 2026 fiscal year, votes may be cast “FOR” or “AGAINST” or you may abstain from voting. For each of these proposals, if a quorum is present, the proposal will be approved if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal.
An abstention does not constitute a vote “FOR” or “AGAINST” any proposal. “Broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions. The election of directors and the advisory vote to approve the compensation of the Company's NEOs are not considered routine matters; therefore, brokers do not have discretionary voting power with respect to these proposals. The ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year is considered a routine matter; therefore, brokers do have discretionary voting power with respect to this proposal. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no effect on the outcome of any of the proposals.

PROPOSAL 1
ELECTION OF DIRECTORS
The exact size of the Board shall be fixed by the Board prior to each annual meeting. As established in the Company's Articles of Incorporation and Bylaws, the number of Directors shall at no time be less than 5 nor more than 30. The joint Nominating and Compensation Committee of the Company and Bank (the "Nominating and Compensation Committee") has recommended and the Board has nominated the 11 persons named below to the Board to serve until the 2027 Annual Meeting of Shareholders or until their successors have been elected and qualified. Each of the nominees is a current member of the Board. The Board believes that the nominees will be available and able to serve as Directors if elected, but if any of these nominees becomes unavailable or unable to serve, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board. In no event will a proxy be voted for more than 11 Directors.
The Board is not aware of any family relationship between any Director, executive officer or person nominated by the Company to become a Director; nor is the Board aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any Director, executive officer or person nominated to become a Director.
The following paragraphs provide information regarding each nominee’s specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as a Director. We also believe that all of our Director nominees have a reputation for honesty and adherence to high ethical standards. References below to joining the Board refer to the board of directors of the Bank for years 2006 to 2020, and these persons became Directors of the Company as of the holding company reorganization. It is the intent of the persons named in the proxy, unless otherwise directed therein, to vote “FOR” the election of the following nominees:
Michael R. Bird has more than 30 years of experience in the long-term care industry. He retired in April 2020 from Virginia Lutheran Homes, Inc., where he served as Chief Financial Officer ("CFO") since May 2013. Virginia Lutheran Homes owns and operates a continuing care retirement community and nursing and rehabilitation center in Roanoke, Virginia, as well as subsidized apartments with supportive services in New Market, Virginia. Prior to this, he served as CFO of Waveny LifeCare Network, a provider of long-term care, assisted living, independent living and home healthcare in New Canaan, Connecticut. He earned his Bachelor’s Degree in Accounting from Central Connecticut State University in New Britain, Connecticut and MBA from Sacred Heart University in Fairfield, Connecticut. Mr. Bird was appointed to the Board in 2018. Mr. Bird is qualified to serve as a Director due to his broad experience in finance and accounting.
Kevin S. Bloomfield has been the managing partner at Bloomfield Partners, LLC which makes equity investments in software, technology and life science innovation companies, since 2014. Previously he was Chief Executive Officer ("CEO") of

NetVentures where he helped to build a fast-growing, disruptive cloud-based Operations & Fund Accounting software platform for progressive non-profit organizations. He led the company’s growth from an early-stage startup with just a handful of customers to the market leader with over 500 customers that processed over two billion dollars of customer transactions. In 2014, NetVentures was acquired by the private equity firm Pamlico Capital. He earned his Bachelor’s Degree from Radford University. Mr. Bloomfield was appointed to the Board in 2020. Mr. Bloomfield is qualified to serve as a Director due to his business background and leadership roles within the community.
Robert M. Bolton is the founder of Iron Bay Capital and is currently the President, CEO and Chief Investment Officer ("CIO") to the Iron Bay Fund LP, which invests exclusively in financial services companies, specifically community banks. He has over 30 years of experience in banking, asset management and equity trading. Before forming Iron Bay Capital in 2011, Mr. Bolton worked at Mendon Capital, where he was managing director and head trader. He was responsible for overseeing four different domestic equity financial services portfolios. He was also a senior member of the investment committee and was in charge of strategy implementation and trading. Earlier in his career, Bolton was both a proprietary trader for Pershing Trading Company in New York, and an award-winning banker with The Bank of New York. He has an extensive background in both fundamental and technical research. Mr. Bolton is a retired board member of HopFed Bancorp, Inc. in Kentucky (Nasdaq: HFBC), which merged with First Financial Corporation in 2019, and Naugatuck Valley Financial Corp. in Connecticut (Nasdaq: NVSL), which merged with Liberty Bank in 2016. He earned his Bachelor’s Degree in Philosophy from St. Bonaventure University and attended the University of Rochester-Simon School of Business. Mr. Bolton was appointed to the Board in 2020. Mr. Bolton is qualified to serve as a Director due to his broad knowledge in banking and finance.
Gregory W. Feldmann is President and Founder of Skyline Capital Strategies, LLC, a management consultancy firm providing advisory services in the areas of corporate finance, private equity, business and financial strategy, mergers and acquisitions ("M&A"), and performance related studies, since 2011. He is a former President, CEO and Director of StellarOne Bank. Mr. Feldmann was appointed to the Board in 2017 and currently serves as the Lead Independent Director of the Board. Mr. Feldmann is qualified to serve as a Director due to his business and banking background in commercial banking, investment banking and brokerage and private equity and experience in other executive and leadership roles, both in private and public companies.
James W. Haskins is an attorney and principal in the law firm of Young, Haskins, Mann, Gregory and Wall, P.C., Martinsville, Virginia. He also served as a director of Mountain National Bank from 1996 until its merger into Carter Bank & Trust and of Patrick Henry National Bank from 1982 until its merger into Carter Bank & Trust. Mr. Haskins was appointed as Chairman of the Board in 2017; prior to that appointment, he served as Vice Chairman of the Board. Mr. Haskins is qualified to serve on the Board due to his legal expertise and his prominence in the Company’s market area.
Phyllis Q. Karavatakis served as Senior Executive Vice President, Special Projects of Carter Bank & Trust from 2020 until her retirement in December 2024. She previously served as President and Chief Banking Officer and earlier served as Executive Vice President and Chief Lending Officer. During her more than 45 years with the Bank and the Company, she held numerous leadership positions. Ms. Karavatakis was appointed to the Board of Directors and as Vice Chairman of the Board in 2017. Ms. Karavatakis is qualified to serve as a Director due to her extensive business experience and in-depth knowledge of the banking industry.
Jacob A. Lutz, III is a retired former partner of the law firm now known as Troutman Pepper Locke LLP's ("Troutman Pepper Locke") Richmond, Virginia office, having served with the firm and its predecessors from 1990 until his retirement in December 2021. He was Chair of Troutman Pepper Locke's Financial Institution Practice firm-wide for 20 years, with a focus on advising banks and other financial service companies on a variety of matters including securities and capital markets, mergers and acquisitions, regulation and compliance, and community banking. Prior to this, Mr. Lutz was an attorney with the Federal Deposit Insurance Corporation ("FDIC") in its Washington, D.C. headquarters and Atlanta, Georgia regional office with responsibility for supervisory and regulatory matters as well as failed bank M&A and asset disposition. Mr. Lutz has a Bachelor's Degree in Finance from Virginia Polytechnic Institute and State University and a J.D. from William and Mary Law School. He also has a Certificate of Completion from the Harvard Law School Program of Instruction for Lawyers. Mr. Lutz was appointed to the Board in 2022. Mr. Lutz is qualified to serve as a Director due to more than 40 years of legal and regulatory expertise in the banking industry involving management of legal, credit, regulatory, strategic, operational and compliance risk, among others in the Company's market area.

Catharine L. Midkiff worked for more than 20 years as an Executive with General Electric Capital Corporation in risk management, operations, and finance in its Asia, Europe, and United States markets, retiring in 2017. Prior to this, she served as Vice President and Director in other General Electric entities located in the United States, Japan, Korea, Thailand and Hong Kong. A Certified Public Accountant, Ms. Midkiff has a Bachelor’s Degree in Commerce with a specialization in Finance and Accounting from the University of Virginia. She is certified in Six Sigma as a master black belt, the highest-level credential in management techniques to improve business processes, primarily by reducing risks, and has completed numerous specialty programs, such as an asset-based finance program from the University of Pennsylvania’s Wharton School and the Commercial Finance Association. Ms. Midkiff was appointed to the Board in 2018. Ms. Midkiff is qualified to serve as a Director due to her broad based experience in accounting, risk management and finance with executive roles in public companies.
Curtis E. Stephens is an experienced Board Member, Executive, Entrepreneur, and Advisor in the consumer services, transportation, real estate, manufacturing, technology and sports and entertainment industries. He has been Co-Founder of Name, Image, and Likeness ("NIL") Metaverse Studios, Inc., an early stage business developing and bringing together a Web3 technology platform in the collegiate NIL space, since 2021. He served as Chief Operating Officer (Fractional) of United Network for Collegiate Pantry Sharing, Inc., a collaborative initiative that seeks to address short-term food relief for those experiencing food insecurities while enrolled as students at universities and colleges within the United States, until 2024. In 2019, Mr. Stephens was Area Vice President-Administration-Mid Atlantic Region for StoneMor Partners, L.P., the second largest network of cemeteries and funeral homes in the United States and was responsible for managing and mitigating legal and regulatory compliance risks. For 20 years, he was Managing Director of Marketing Xchange Worldwide, LLC, a full-service sports practice that specialized in both contract negotiation and venture management for professional athletes in the National Football League. He also served as Vice President, Administration and Operations of Stephens Transportation Corporation. Mr. Stephens, a Qualified Risk Director®, has a Corporate Director Certificate from Harvard Business School, Certificates in Risk Governance® and Cyber Risk Governance℠ from The DCRO Institute, and a Certificate in Private Company Governance from the Private Directors Association®. He earned an MBA degree from Virginia Commonwealth University-School of Business and a BS degree in Economics from Rutgers University. Mr. Stephens was appointed to the Board in 2022. Mr. Stephens is qualified to serve as a Director due to his education, business background, governance acumen, leadership roles, and broad experience with private and public companies.

Litz H. Van Dyke is CEO of Carter Bankshares, Inc. and Carter Bank & Trust and previously served as Executive Vice President. Prior to joining Carter Bank & Trust in 2016, Mr. Van Dyke was a Practice Manager for CCG Catalyst Consulting Group based in Phoenix, Arizona, assisting banks with strategic advisory services. He served as Chief Operating Officer for StellarOne Corporation from 2008 to 2012. Mr. Van Dyke was appointed to the Board in 2017. Mr. Van Dyke is qualified to serve as a Director due to his prior experience in senior executive roles with a number of Virginia-based banking institutions with responsibilities including credit administration, regulatory risk management, information technology ("IT"), operations, marketing, and facilities as well as extensive work with commercial, retail, and mortgage lines of business.
Elizabeth L. Walsh is the owner and managing member of Eliz, LLC, a consulting practice specializing in accounting, IT, data analytics and real estate projects since 2023. Ms. Walsh worked in Curriculum Development from 2018 to 2023 for Becker Professional Education ("Becker") where she primarily created an emerging technology curriculum. Ms. Walsh also previously wrote Continuing Professional Education courses for the American Institute of Certified Public Accountants where she served as Director of Knowledge Management, Becker and Agate Publishing. Ms. Walsh earned her Bachelor’s Degree in Accounting Information Systems from Virginia Polytechnic Institute and State University. Ms. Walsh was appointed to the Board in 2020. Ms. Walsh is qualified to serve as a Director due to her broad experience in accounting, technology and finance.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

INDEPENDENCE AND COMMITTEE MEMBERSHIPS
The following individuals are Directors of the Company. Ages are given as of April 15, 2026:

Name Current Position	Age	Director Since	Independent	Committee Memberships
				Audit	Investment/Interest Rate Risk	Credit Risk	Nominating & Compensation	Executive & Governance	Enterprise Risk Management
Michael R. Bird Retired CFO of Virginia Lutheran Homes, Inc.	71	2018**	YES	Chair				✓
Kevin S. Bloomfield Managing Partner at Bloomfield Partners, LLC	55	2020**	YES	✓	✓		✓
Robert M. Bolton Founder and President, CEO and CIO of Iron Bay Capital	57	2020**	YES		✓	✓
Gregory W. Feldmann President and Founder of Skyline Capital Strategies, LLC	69	2017**	YES		Chair		Chair	✓	✓
James W. Haskins Chairman of the Board of Directors; Attorney and Principal of Young, Haskins, Mann, Gregory and Wall, P.C.	85	1982*	NO					Chair
Phyllis Q. Karavatakis Vice Chairman of the Board of Directors; Retired Senior Executive Vice President, Special Projects of Carter Bank & Trust	70	2017**	NO			✓			✓
Jacob A. Lutz, III Retired Partner of the law firm Troutman Pepper Locke LLP	70	2022	YES				✓	✓	Chair
Catharine L. Midkiff Retired Executive from General Electric Capital Corporation	66	2018**	YES	✓		Chair		✓	✓
Curtis E. Stephens Co-Founder of Name, Image, and Likeness Metaverse Studios, Inc. and Chief Operating Officer of United Network for Collegiate Pantry Sharing, Inc.	60	2022	YES			✓	✓		✓
Litz H. Van Dyke CEO of Carter Bank & Trust and Carter Bankshares, Inc.	62	2017**	NO		✓	✓		✓
Elizabeth L. Walsh Owner and Managing Member of Eliz, LLC	58	2020**	YES	✓					✓
* Indicates year first served as a director of one of the 10 banking institutions that were merged into and created Carter Bank & Trust in 2006 (each a “Merged Bank” and collectively, the “Merged Banks”). The Merged Banks were Blue Ridge Bank, N.A., Central National Bank, Community National Bank, First National Bank, First National Exchange Bank, Mountain National Bank, Patrick Henry National Bank, Patriot Bank, N.A., Peoples National Bank and Shenandoah National Bank.
** Indicates the year the director joined the board of directors of the Bank prior to the holding company reorganization.

BOARD SKILLS & DEMOGRAPHICS

	Bird	Bloomfield	Bolton	Feldmann	Haskins	Karavatakis	Lutz	Midkiff	Stephens	Van Dyke	Walsh
Skills and Experience
Financial Reporting/Audit/Capital Planning	•	•	•	•	•	•	•	•	•	•	•
Leadership	•	•	•	•	•	•	•	•	•	•	•
Technology	•	•	•	•		•		•	•	•	•
Risk Management	•	•	•	•	•	•	•	•	•	•	•
Business Operations	•	•	•	•	•	•	•	•	•	•	•
Corporate Governance	•	•	•	•	•	•	•	•	•	•
Cybersecurity and Information Security	•	•	•	•		•		•	•	•	•
Board Demographics
Age	71	55	57	69	85	70	70	66	60	62	58
Gender	M	M	M	M	M	F	M	F	M	M	F
Tenure (years)	8	6	6	9	44	9	4	8	4	9	6

EXECUTIVE OFFICERS OF THE REGISTRANT
The following individuals are executive officers of the Company. Ages are given as of April 15, 2026:

Name	Age	Position	Business Experience During Past Five Years
A. Loran Adams	65	Executive Vice President and Director of Regulatory Risk Management of the Bank since 2018	Prior to 2018, Senior Vice President and Director of Regulatory Risk Management of the Bank since 2017; prior to joining the Bank, Director of Internal Audit, Georgia Bank & Trust from 2012 to 2016.
Wendy S. Bell	62	CFO of the Company since November 2020; Senior Executive Vice President and CFO of the Bank since 2020	Executive Vice President and CFO of the Bank from 2017 to 2019; prior to joining the Bank, Senior Vice President and Senior Finance Officer, First Commonwealth Financial Corporation from 2010 to 2017.
Jane Ann Davis	63	Executive Vice President and Chief Administrative Officer of the Bank since 2017	Prior to 2017, Executive Vice President, CFO and Chief Operating Officer of the Bank.
Tony E. Kallsen	58	Senior Executive Vice President and Chief Credit Officer of the Bank since 2023
Prior to 2023, Executive Vice President and Chief Credit Officer of the Bank since 2018; prior to joining the Bank, Senior Vice President and Senior Credit Officer, First Commonwealth Financial Corporation from 2010 to 2017.

Bradford N. Langs	60	President and Chief Strategy Officer of the Bank since 2020
Prior to 2020, Executive Vice President and Chief Strategy Officer of the Bank from 2017 to 2019; prior to joining Carter Bank & Trust, Chief Risk Officer, Chief Credit Officer and Treasurer, Coastal States Bank from 2009 to 2017.

Matthew M. Speare	59	Senior Executive Vice President and Chief Operations Officer of the Bank since 2023
Prior to 2023, Executive Vice President and Chief Information Officer of the Bank since 2017; prior to joining the Bank, Executive Vice President and Chief Information Officer, Regions Bank from 2013 to 2017.

Litz H. Van Dyke	62	CEO of the Company since November 2020; CEO of the Bank since 2017	Prior to 2017, Executive Vice President of the Bank since July 2016; prior to joining the Bank, Practice Manager, CCG Catalyst Group from 2012 to 2016.

PRINCIPAL BENEFICIAL OWNERS OF CARTER BANKSHARES, INC. COMMON STOCK
The following table sets forth certain information concerning the persons known by us to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of March 25, 2026.

Name and Address	Number of Shares Beneficially Owned	Percentage of Class (1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,730,464 (2)	7.81%
Fourthstone LLC L. Phillip Stone, IV, Managing Member and Beneficial Owner 575 Maryville Centre Drive, Suite 110 St. Louis, MO 63141	1,236,393 (3)	5.58%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,227,878 (4)	5.54%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	1,123,730 (5)	5.07%
(1)    Percentages are based on 22,159,980 shares of common stock issued and outstanding at March 25, 2026.

(2)    Based solely on information as of December 31, 2023 contained in Amendment No. 2 to Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc., including notice that it, through various subsidiaries, has sole investment power as to 1,730,464 shares and sole voting power as to 1,696,306 shares.
(3)    Based solely on information as of December 31, 2025 contained in Schedule 13G filed with the SEC on February 13, 2026 by Fourthstone LLC, including notice that it has shared investment power as to 1,236,393 shares and shared voting power as to 1,236,393 shares. In addition to Fourthstone LLC, the persons reporting information on the Schedule 13G include: (i) Fourthstone Master Opportunity Fund Ltd, which has shared investment power as to 958,846 shares and shared voting power as to 958,846 shares; (ii) Fourthstone GP LLC (the general partner of Fourthstone QP Opportunity Fund LP and Fourthstone Small-Cap Financials Fund LP), which has shared investment power as to 277,547 shares and shared voting power as to 277,547 shares; (iii) Fourthstone QP Opportunity Fund LP, which has shared investment power as to 251,417 shares and shared voting power as to 251,417 shares; (iv) Fourthstone Small-Cap Financials Fund LP, which has shared investment power as to 26,130 shares and shared voting power as to 26,130 shares; and (v) L. Phillip Stone, IV (the managing member of Fourthstone LLC and Fourthstone GP LLC), who has shared investment power as to 1,236,393 shares and shared voting power as to 1,236,393 shares.

(4) Based solely on information as of December 29, 2023 contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, including notice that it has sole investment power as to 1,208,809 shares, shared investment power as to 19,069 shares and shared voting power as to 10,365 shares. These shares may be owned by The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts. On March 26, 2026, The Vanguard Group filed Amendment No. 2 to Schedule 13G indicating that as a result of an internal realignment in January 2026, as of March 13, 2026, The Vanguard Group no longer has, or is deemed to have, beneficial ownership over these shares. A subsidiary or business division of a subsidiary of The Vanguard Group may now beneficially own some or all of these reported shares, but no Schedule 13G reporting such ownership has been filed as of March 31, 2026.

(5)    Based solely on information as of December 31, 2025 contained in Schedule 13G filed with the SEC on January 21, 2026 by Dimensional Fund Advisors LP, including notice that it has sole investment power as to 1,123,730 shares and sole voting power as to 1,100,055 shares. Dimensional Fund Advisors LP, an investment adviser registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. The shares reported in the Schedule 13G are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

BENEFICIAL OWNERSHIP OF CARTER BANKSHARES, INC. COMMON STOCK BY DIRECTORS AND OFFICERS
The following table sets forth, as of March 25, 2026, the beneficial ownership of the Company’s common stock of each Director, the executive officers identified in the Summary Compensation Table (referred to as our NEOs) and the Company’s current Directors and executive officers as a group. For purposes of the table below, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he/she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he/she has the right to acquire beneficial ownership of the security within sixty days. The shares listed in the table below include restricted stock that has not yet vested and is restricted as to the sale or other transfer. The shares listed in the table below do not include shares underlying outstanding performance units ("PUs") that were granted to Mr. Van Dyke, Mr. Langs, Ms. Bell, Mr. Kallsen, and Mr. Speare and remain subject to vesting conditions more than sixty days after March 25, 2026.

Name	Amount and Nature of Beneficial Ownership	Ownership as a Percentage of Common Stock Outstanding (1)
Bell, Wendy S.	40,223	*
Bird, Michael R.	16,576	*
Bloomfield, Kevin S.	18,220	*
Bolton, Robert M. (2)	69,129	*
Feldmann, Gregory W.	17,201	*
Haskins, James W. (3)	65,453	*
Kallsen, Tony E.	20,619	*
Karavatakis, Phyllis Q.	21,695	*
Langs, Bradford N.	32,593	*
Lutz III, Jacob A.	19,690	*
Midkiff, Catharine L.	19,056	*
Speare, Matthew M.	26,793	*
Stephens, Curtis E.	9,032	*
Van Dyke, Litz H.	67,467	*
Walsh, Elizabeth L. (4)	58,947	*

All Directors and Executive Officers as a Group (17 Persons)(5)	526,536	2.38%
(1)     Percentages are based on 22,159,980 shares of common stock issued and outstanding at March 25, 2026.
(2)    Mr. Bolton holds 56,500 shares for Iron Bay Fund, LP, of which he is a limited partner and currently the President, CEO, and Chief Investment Officer, which are held in a margin account.
(3)    Shares reported include 20,000 shares of common stock pledged as security.
(4)    Includes 4,769 shares held by Carriage Square, Ltd. over which shares Ms. Walsh shares voting and investment power by virtue of her ownership interest in Carriage Square, Ltd. and her officer and director roles held at such entity.
(5)    Includes shares held by A. Loran Adams and Jane Ann Davis.
*Less than 1% of the outstanding common stock.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires that Directors and executive officers, and persons who beneficially own more than 10% of the Company’s equity securities, file reports of ownership and reports of changes in ownership of the Company’s outstanding equity securities. Based on a review of these reports filed by the Company’s officers and Directors, the Company believes that its officers and Directors complied with all filing requirements under Section 16(a) of the Exchange Act during 2025, except that Mr. Kevin Bloomfield reported two transactions late on two Form 4s, executive officer Mr. Bradford Langs reported three transactions late on a Form 4, executive officer and director Mr. Litz Van Dyke reported three transactions late on a Form 4 and executive officer Ms. Wendy Bell reported one transaction late on a Form 4.
PROPOSAL 2
ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and related SEC regulations enable our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC rules relating to compensation disclosure. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies. Section 14A of the Exchange Act requires the Company to hold the advisory vote on executive compensation at least once every three years. At the Company's 2023 Annual Meeting of Shareholders, shareholders voted on our say-on-pay frequency proposal indicating a preference for holding such advisory vote on executive compensation every year. Accordingly, the Board decided that the advisory vote on executive compensation would be held every year, at least until the next advisory say-on-pay frequency vote.
With assistance from its independent compensation consultant, the Nominating and Compensation Committee regularly reviews the compensation program for our NEOs to ensure they achieve the desired goal of striking a balance between recognition of recent achievements and aligning the interests of management on a longer-term basis with that of the Company’s shareholders. The Company’s compensation program is designed to offer competitive compensation to associates based on each individual’s contribution to the Company’s success. As such, the program provides a competitive compensation package to attract and retain capable associates. The independent compensation consultant assists the Nominating and Compensation Committee in this effort by annually recommending a peer group of financial institutions with reasonably similar market capitalization and business strategy to the Company and conducting an external market study for the Nominating and Compensation Committee using the peer group to assess the competitiveness of current pay opportunities for our NEOs. Please read the “Compensation Discussion & Analysis” beginning on page 12 for additional details about our executive compensation programs, including information about the fiscal year 2025 compensation of our NEOs.
We are asking our shareholders to indicate their approval of our NEO compensation as described in this proxy statement. The proposal, commonly known as “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement.
Accordingly, the Board recommends that the shareholders approve the following advisory resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure.”
This vote is advisory and not binding on the Company, the Board or the Nominating and Compensation Committee. However, the Board and the Nominating and Compensation Committee value the opinions of our shareholders and will consider the outcome of this advisory vote when considering future executive compensation decisions. We anticipate that the next vote on a say-on-pay proposal will occur at the 2027 Annual Meeting of Shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
The Company’s compensation program is designed to offer competitive compensation to associates based on each individual’s contribution to the Company’s overall success. As such, the program provides a competitive compensation package to attract and retain capable associates.
The compensation and benefits program consists of salary, annual and long-term incentive opportunity, equity compensation, nonqualified deferred compensation plan, life, health and disability insurance and limited perquisites, such as a monthly automobile allowance, reimbursement of relocation and temporary housing expenses and legal expenses relating to employment agreement review, as appropriate, and modest tax gross-ups on the same, which the Company believes are important to attract the most qualified candidates. In addition, the Bank has an endorsement split dollar agreement under which, among other things, the Bank maintains life insurance on the lives of certain officers and provides, subject to certain terms and conditions set forth in the agreement, a defined, lump sum life insurance benefit upon the death of the officer while employed by the Bank to such officer’s designated beneficiary, surviving spouse or estate. Each of the NEOs is a current participant in the endorsement split dollar agreement. The Company has a single health insurance plan for all officers and full-time associates who meet the eligibility requirements. The Company also provides a 401(k) and Profit Sharing Plan, group life insurance plan and short-term disability plan for officers and full-time associates. The Company has entered into employment or change of control severance agreements with its NEOs, which are further described under “Employment/Change of Control Severance Agreements”.

The Nominating and Compensation Committee (the "Committee" for purposes of this "Executive Compensation" section) is responsible for administering the Company’s overall compensation program and establishing the salaries, as well as annual and long-term incentive opportunities, for the Company’s senior officers. In setting the compensation of the Company’s senior officers, the Committee generally relies on the recommendations of the Chairman, CEO and the Board members’ own significant personal knowledge of the compensation provided to other, similarly situated, executives in banking and other industries in the local area, as well as recommendations from the Committee’s independent compensation consultant, which for the purposes of this "Executive Compensation" section beginning in 2025 is Arthur J. Gallagher & Co. ("Gallagher"), and prior to 2025 was Pearl Meyer & Partners, LLC ("Pearl Meyer"), each of whom maintain a significant focus on banking industry compensation. The Committee's independent compensation consultant annually recommends a peer group of financial institutions with reasonably similar market capitalization and business strategy to the Company and conducts an external market study for the Committee using the peer group to assess the competitiveness of current pay opportunities for our executive officers. For the 2025 compensation determinations, the peer companies consisted of twenty-four regional U.S. commercial banks ranging in asset size from approximately $2.6 to $9.3 billion. As of December 31, 2024, the Company had $4.7 billion in total assets versus the peer group median of $5.7 billion. The following financial institutions were included in the 2025 peer group:

Arrow Financial Corporation	Glens Falls, NY
Bar Harbor Bankshares	Bar Harbor, ME
Burke & Herbert Financial Services Corp.	Alexandria, VA
C&F Financial Corporation	Toano, VA
Capital City Bank Group, Inc.	Tallahassee, FL
City Holding Company	Charleston, WV
CNB Financial Corporation	Clearfield, PA
Community Trust Bancorp, Inc.	Pikeville, KY
First Community Bankshares, Inc.	Bluefield, VA
First Financial Corporation	Terre Haute, IN
Great Southern Bancorp, Inc.	Springfield, MO
HomeTrust Bancshares, Inc.	Asheville, NC
Mid Penn Bancorp, Inc.	Millersburg, PA
MVB Financial Corp.	Fairmont, WV
Orrstown Financial Services, Inc.	Harrisburg, PA
Peoples Bancorp Inc.	Marietta, OH

Peoples Financial Services Corp.	Hallstead, PA
Primis Financial Corp.	McLean, VA
Republic Bancorp, Inc.	Louisville, KY
Shore Bancshares, Inc.	Easton, MD
SmartFinancial, Inc.	Knoxville, TN
Stock Yards Bancorp, Inc.	Louisville, KY
Univest Financial Corporation	Souderton, PA
Washington Trust Bancorp, Inc.	Westerly, RI
In 2025, the Committee engaged Gallagher to assist in an evaluation of the competitiveness of the executive compensation program and to provide information on executive compensation at these peer banks, including market trends and developments in executive compensation. The Committee reviews each executive’s performance and contribution to the overall Company goals, as well as recommendations of Gallagher, in determining the level of salary and other compensation for the coming year. The Committee considers the peer data to ensure that the Company’s compensation programs are competitive and close to the median of market practices of the peer companies, although for certain positions the Company’s cash and short-term incentive compensation remains slightly below the median of the peer group but within an overall competitive range.
When setting compensation for fiscal 2025 and in determining compensation policies, the Committee also took into account the results of the shareholder advisory vote on executive compensation that took place in May 2025. In that vote, which is advisory and non-binding, shareholders approved the compensation of our NEOs as disclosed in the proxy statement for the 2025 Annual Meeting of Shareholders. A substantial majority (92.6%) of votes cast approved the executive compensation program described in the Company’s proxy statement for the 2025 Annual Meeting of Shareholders. The vote results were taken into consideration when setting the compensation for 2025 and are being taken into consideration by the Committee when setting the compensation for 2026. The Committee generally views the vote results as an indication that the Company has been generally effective in implementing its compensation philosophy and objectives. Nevertheless, since market practice and the Company's business needs continue to evolve, the Committee continually evaluates our compensation program, with input from the independent compensation consultant, and makes changes when warranted.
Analysis of Risk Associated with Compensation Policies and Practices
The Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk-taking by our associates. The most recent review was conducted in November 2025. Management and the Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company’s system of internal controls and oversight. All executive compensation incentive program payouts and awards are subject to annual reviews by the Company's internal audit department.
The Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee took into account the structure of our compensation programs, the amount of cash compensation available to associates in the form of base salary, the involvement of the Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company’s capital or who manage the Company’s risk, and the oversight of the Board in monitoring certain risk tolerances and internal controls.
Employment / Change of Control Severance Agreements
The Company has entered into employment agreements with Mr. Van Dyke, Ms. Bell, Mr. Speare and Mr. Langs and a change of control severance agreement with Mr. Kallsen. Each of these agreements was originally entered into with the Bank and was amended and restated effective as of November 20, 2020 in connection with the holding company reorganization to add the Company as a party and make corresponding and other administrative changes. The terms of the agreements are substantially similar to each other as described below.
Van Dyke Employment Agreement

Mr. Van Dyke and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Van Dyke Agreement”), which had an initial term of two years, beginning on October 1, 2017. The employment term automatically renewed most recently on October 1, 2025 and will automatically renew on each subsequent two-year anniversary for an additional two-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Van Dyke Agreement, Mr. Van Dyke’s 2025 annual base salary was $705,000, subject to increase by the Company’s Board at its discretion. He also receives $700 per month as an automobile allowance. Mr. Van Dyke is eligible to participate in the Company’s annual bonus plan, associate benefit plans and programs on terms offered to similarly situated associates and is eligible to receive equity awards in the discretion of the Company’s Board.
The Company may terminate Mr. Van Dyke’s employment with or without cause (as defined in the Van Dyke Agreement), with or without notice. Mr. Van Dyke also may voluntarily terminate his employment with the Company at any time for Good Reason (as defined in the Van Dyke Agreement). In the event the Company terminates Mr. Van Dyke’s employment without cause or Mr. Van Dyke terminates his employment for Good Reason, Mr. Van Dyke will receive any unpaid base salary, any annual bonus compensation earned and awarded but not yet paid, and any vested benefits (collectively, the “Accrued Obligations”). He will also receive a monthly severance payment equal to one-twelfth of his annual base salary for 18 months and continued associate health insurance coverage for 18 months. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the Van Dyke Agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
In the event the Company terminates Mr. Van Dyke’s employment without cause or Mr. Van Dyke terminates his employment for Good Reason within two years after a Change of Control (as defined in the Van Dyke Agreement), Mr. Van Dyke will receive the Accrued Obligations, plus a lump sum severance payment equal to 2.99 times his annual base salary, continued associate health insurance coverage for 18 months and a lump sum payment equal to Mr. Van Dyke’s highest annual bonus earned from the Company for the three years prior to termination. The Van Dyke Agreement provides for these Change of Control severance benefits on a “best net” approach, under which Mr. Van Dyke’s Change of Control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code unless without such a reduction he would receive more after-tax compensation than with a reduction. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the Van Dyke Agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
In the event of a termination for Cause or due to Incapacity, Mr. Van Dyke will be entitled to receive his Accrued Obligations. If he dies while employed by the Company, the Company will pay Mr. Van Dyke’s spouse, if his spouse survives him, or, if not, his estate, his Accrued Obligations and an amount equal to his base salary from the date of his death through the end of the month in which his death occurs.
Bell Employment Agreement
Ms. Bell and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Bell Agreement”). The terms of the Bell Agreement are substantially the same as the Van Dyke Agreement, except as follows. The initial term of the Bell Agreement was two years, beginning on July 24, 2017. The employment term automatically renewed most recently on July 24, 2025 and will automatically renew on each subsequent anniversary for an additional one-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Bell Agreement, Ms. Bell’s 2025 annual base salary was $429,936, subject to increase by the Company’s Board in its discretion. She also receives $500 per month as an automobile allowance.
In the event the Company terminates Ms. Bell’s employment without cause or Ms. Bell terminates her employment for Good Reason, in addition to the Accrued Obligations, she will also receive a monthly severance payment equal to one-twelfth of her annual base salary for 12 months and continued associate health insurance coverage for 12 months. In the event the Company terminates Ms. Bell’s employment without cause or Ms. Bell terminates her employment for Good Reason within two years after a Change of Control (as defined in the Bell Agreement), Ms. Bell will receive the Accrued Obligations, plus a lump sum severance payment equal to 24 months of her annual base salary, continued associate health insurance coverage for 18 months and a lump sum payment equal to Ms. Bell’s highest annual bonus earned from the Company for the three years prior to termination.
Speare Employment Agreement
Mr. Speare and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Speare Agreement”). The terms of the Speare Agreement are substantially the same as the Van Dyke Agreement, except as follows. The initial term of the Speare Agreement was one year, beginning on July 3, 2017. The employment term automatically renewed most recently on July 3, 2025 and will automatically renew on each subsequent anniversary for an additional one-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Speare Agreement, Mr. Speare’s 2025 annual base salary was $401,700, subject to increase by the Company’s Board in its discretion. He also receives $500 per month as an automobile allowance.
In the event the Company terminates Mr. Speare’s employment without cause or Mr. Speare terminates his employment for Good Reason, in addition to the Accrued Obligations, he will also receive a monthly severance payment equal to one-twelfth of his annual base salary for 12 months and continued associate health insurance coverage for 12 months. In the event the Company terminates Mr. Speare’s employment without cause or Mr. Speare terminates his employment for Good Reason within two years after a Change of Control (as defined in the Speare Agreement), Mr. Speare will receive the Accrued Obligations, plus a lump sum severance payment equal to 24 months of his annual base salary, continued associate health insurance coverage for 18 months and a lump sum payment equal to Mr. Speare’s highest annual bonus earned from the Company for the three years prior to termination.
Langs Employment Agreement
Mr. Langs and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Langs Agreement”). The terms of the Langs Agreement are substantially the same as the Van Dyke Agreement, except as follows. The initial term of the Langs Agreement was one year, beginning on June 19, 2017. The employment term automatically renewed most recently on June 19, 2025 and will automatically renew on each subsequent anniversary for an additional one-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Langs Agreement, Mr. Langs’ 2025 annual base salary was $578,448, subject to increase by the Company’s Board in its discretion. He also receives $500 per month as an automobile allowance.
In the event the Company terminates Mr. Langs’ employment without cause or Mr. Langs terminates his employment for Good Reason, in addition to the Accrued Obligations, he will also receive a monthly severance payment equal to one-twelfth of his annual base salary for 12 months and continued associate health insurance coverage for 12 months. In the event the Company terminates Mr. Langs’ employment without cause or Mr. Langs terminates his employment for Good Reason within two years after a Change of Control (as defined in the Langs Agreement), Mr. Langs will receive the Accrued Obligations, plus a lump sum severance payment equal to 24 months of his annual base salary, continued associate health insurance coverage for 18 months and a lump sum payment equal to Mr. Langs’ highest annual bonus earned from the Company for the three years prior to termination.
Kallsen Change of Control Severance Agreement
Mr. Kallsen and the Company are parties to an amended and restated change of control severance agreement, dated as of November 20, 2020 (the “Kallsen Agreement”).
In the event the Company terminates Mr. Kallsen's employment without cause or Mr. Kallsen resigns for Good Reason, in each case within two years after a Change of Control (as defined in the Kallsen Agreement), Mr. Kallsen will receive the Accrued Obligations. If Mr. Kallsen executes and delivers to the Company a signed release and waiver of claims, Mr. Kallsen will also receive an amount equal to his annual base salary plus his average annual bonus payable from the Company for the three years prior to termination, payable over 12 months, and a lump sum payment equal to continued associate health insurance coverage for 12 months. The Kallsen Agreement provides for these Change of Control severance benefits on a “best net” approach, under which Mr. Kallsen’s Change of Control benefits will be reduced to avoid the golden parachute excise tax under Section

280G of the Internal Revenue Code unless without such a reduction he would receive more after-tax compensation than with a reduction. Payment of these severance benefits is subject to satisfaction of other requirements, conditions, and limitations set forth in the Kallsen Agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
In the event of a termination for cause or due to death or Incapacity within two years after a Change of Control, Mr. Kallsen will be entitled to receive any unpaid base salary and any vested benefits.
Base Salaries
Base salaries provide appropriate fixed cash compensation necessary to attract and retain executive talent. Base salaries are intended to be competitive. The Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities. In addition to engaging an independent compensation consultant, on base salaries, the Committee also considers the following when setting base salaries: (a) the individual executive’s overall performance and contribution to the Company’s performance, (b) overall Company performance and (c) the individual’s base salary relative to other executive officers. The Committee approved base salary increases for each NEO in November 2024, effective January 1, 2025 based on merit and to maintain comparability to peers at the median level to ensure that the Company can attract and retain top executive talent.

Executive	2025 Base Salary ($)	2024 Base Salary ($)	% Increase
Litz H. Van Dyke	$705,000	$678,038	4.0%
Bradford N. Langs	$578,448	$556,200	4.0%
Wendy S. Bell	$429,936	$413,400	4.0%
Tony E. Kallsen	$365,976	$351,900	4.0%
Matthew M. Speare	$401,700	$386,250	4.0%

Annual Incentive Plan
The Committee has adopted an annual incentive plan for the purpose of awarding annual bonuses to certain associates based upon the achievement of annual performance objectives established each year under the plan. This was implemented in order to position the Company to be competitive with its peers with respect to overall executive compensation. The annual incentive plan covers the Company’s executive officers and certain senior vice presidents (each, a “Participant”), which includes all of the Company’s NEOs. The goal of the annual incentive plan is to motivate Participants to maximize shareholder value by achieving performance while limiting risk appropriately and maintaining the safety and soundness of the Company.
The plan is an annual incentive plan that is approved each year with a performance year running from January 1 through December 31. The Committee oversees the administration of the plan, as well as plan design, determination of performance measures, goals and weightings and award payouts, partly based on input from the Company’s CEO.
At the beginning of each year, the Committee develops a bonus template for the Company's CEO and the Company's CEO, in consultation with the Committee, develops a bonus template for each of the other Participants. The primary elements of each template are:
•Percentage of base salary as target bonus opportunity,
•Performance measures and goals selected from the Company’s approved budget numbers for the year or other objective measures such as asset quality ratios, and
•Weightings assigned to the selected performance measures.

Under the annual incentive plan, a Participant can earn a target bonus of a specific percentage of the Participant’s base salary, with bonus payouts ranging from 0% to 100% (for performance up to target) and to 110% (for performance at or above 110% of target). For 2025, these target percentages for the NEOs were as follows:

Participant	Target % of Base Salary
CEO	65%
President & Chief Strategy Officer	60%
CFO	55%
Chief Operations Officer & Chief Credit Officer	52%
Performance measures under the plan are determined each year, in the categories of profitability, capital effectiveness and safety and soundness. The performance measures, goals and weightings assigned to them may change from year to year, and are typically the same for all Participants in any given year, although that is subject to change.
The amount of bonus earned by a Participant each year will depend on the Company’s achievement with respect to the performance measure goals selected for that year, multiplied by the applicable weightings, multiplied by the Participant’s base salary and percentage of base salary opportunity, within the established payout ranges.
Bonus amounts earned based on the Company’s performance for a year are reviewed and certified by the Committee and paid to the Participant between January 1 and March 15 of the following year, generally shortly after the year’s results have been finalized and the Company’s earnings for the year have been announced. The plan has both short-term and long-term components, as the bonus amounts currently are paid approximately 67% in cash and 33% in shares of restricted common stock of the Company, with time-based vesting in three annual installments.
For 2025, the Committee selected the same performance measure goals and weightings for each of the Participants, including the Company's NEOs. The following table shows the performance measure goals for the annual incentive plan for 2025, as well as the weightings of these goals and the achievement with respect to each goal:

Performance Measure	Weighting	Target Performance Goal	Maximum Performance Goal	Performance Achieved	Percentage of Performance Achieved	Discretionary Bonus Added	Total Percentage of Target Payout
Core Earnings per Share (1)	25%	$1.49	$1.64	$1.39	11%
Core ROAA (1)	25%	0.72%	0.79%	0.66%	10%
Core ROAE (1)	25%	7.85%	8.64%	7.73%	15%
Core Efficiency (1)	25%	68.10%	62.00%	76.05%	4%
Weighted Average Bonus Amount Earned					40%
Total Bonus Amount Awarded						27%	67%
(1) Non-GAAP core earnings per share, core return on average assets ("ROAA"), core return on average equity ("ROAE") and core efficiency are calculated utilizing financial data on a GAAP basis and excluding all extraordinary items, whether positive or negative. Extraordinary items include items such as security gains and losses, other real estate owned gains or losses, contingent liabilities, acquisitions costs, gain on bank owned life insurance ("BOLI") death benefit, Modified Endowment Contract ("MEC") 10% penalty on BOLI, BOLI surrender tax effect, and BOLI 1035 exchange fees, net of tax.
Following the end of the year, the Committee reviewed the Company’s performance with respect to these goals for 2025. Based on the Company's performance with respect to these goals, the aggregate percentage of performance achieved across all of the performance measures was 40%. In light of the impacts of the largest non-performing credit relationship on 2025 performance, the Committee determined it was appropriate to exercise discretion to pay additional bonus amounts for 2025. Interest income was negatively impacted by $26.1 million during 2025 due to these credits being on nonaccrual status. Additionally, there are ancillary negative impacts to net income as a result of these credits, including increased legal fees and FDIC insurance expense, which are not removed or adjusted as part of the core earnings per share calculation. The Company also collected $38.0 million in curtailment payments during 2025, which continued to lower the risk profile of the Company’s largest non-performing credit relationship, but are not captured by these performance measures for 2025. The Board of Directors agreed with this recommendation and the bonus amounts were paid in February 2026, approximately 67% in cash and 33% in shares of restricted common stock of the Company, with time-based vesting in three annual installments. These shares of restricted common stock were granted under the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan, which is discussed further below. The non-discretionary bonus amounts earned by the NEOs for 2025 performance under this plan are reported as "Non-Equity Incentive Plan Compensation" for 2025 in the Summary Compensation Table, and the discretionary portion of the bonus amounts awarded to the NEOs are reported as "Bonus" in the Summary Compensation Table.
Long-Term Incentive Plan
The Committee approved the long-term incentive program (the "LTIP") for certain associates, under which shares of restricted stock and performance units are to be awarded periodically under the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan (the "Equity Plan"). The LTIP covers the Company’s executive officers and certain executive vice presidents (each, a “Participant”), which includes all of the Company’s NEOs. The goal of the LTIP is to promote leadership retention and management continuity, to reward management for strong sustained value creation and financial performance and to align the executives' interests with those of our shareholders through appropriately-sized grants of equity compensation. It is the Company's intent to maximize shareholder value by achieving performance while limiting risk appropriately and maintaining the safety and soundness of the Company by awarding shares of restricted stock and performance units.
The Committee granted the first awards under the LTIP in March 2022. Due to uncertainty with respect to the Company's financial performance in 2023, no awards under the LTIP were granted in 2023. In late 2023, the Committee approved the grant of LTIP awards for 2024, which were granted on January 5, 2024. Based on the prior recommendation of Pearl Meyer, these grants were divided as 70% performance-based as performance units and 30% retention-based as restricted shares. In January 2025, the Committee approved the grant of LTIP awards for 2025, which were granted on March 4, 2025. Based on the prior recommendation of Pearl Meyer, which took into account executive compensation at peer banks, including market trends and developments in executive compensation, these grants were divided as 50% performance-based as performance units and 50% retention-based as restricted shares.
The time-based restricted stock awards granted in 2024 cliff-vest on the fifth anniversary of the grant date, subject to accelerated vesting in certain circumstances. Based on an analysis of peer compensation trends, the time-based restricted stock awards granted in 2025 cliff-vest on the third anniversary of the grant date, subject to accelerated vesting in certain circumstances.
The performance units granted under the LTIP can be earned from 0% to 110% of target based on achieving the applicable performance goals and will be paid to the extent earned after the end of the three-year performance period, subject to accelerated vesting in certain circumstances.
Grant of 2025 Performance Units (2025-2027 Performance Period)
The 2025 performance units ("2025 PUs") are subject to four equally weighted performance-based goals established by the Committee: core return on average assets ("ROAA"), core efficiency ratio, total shareholder return ("TSR") and the non-performing assets ratio. Non-GAAP core efficiency is calculated utilizing financial data on a GAAP basis and excluding all extraordinary items, whether positive or negative. Extraordinary items include items such as security gains and losses, other real estate owned gains or losses, contingent liabilities, acquisitions costs, BOLI death benefit, MEC 10% penalty on BOLI, BOLI surrender tax effect, and BOLI 1035 exchange fees, net of tax.
Achievement with respect to these goals will be measured by comparing the Company's performance during the three-year performance period of January 1, 2025 to December 31, 2027 to a peer group consisting of the companies listed on the ABAQ index of publicly traded community banking companies on the first business day of the performance period. The level of achievement percentage that corresponds to the Company's percentile ranking for each performance goal will be applied to one-fourth of the target number of performance units. Failure to meet threshold performance during the performance period means no performance units for that performance goal will be earned. The level of achievement is calculated separately for each performance goal and the level of achievement for one performance goal does not impact the other performance goals.

The target performance percentile ranking of the Company as compared to peer group was maintained at the 67th percentile in the grant of the 2025 PUs. The Committee and the Board want the Company to be an upper tier performer within its ABAQ peer group as this will help to drive shareholder value and assure the Company's competitiveness on a longer term basis.
The performance goals under the 2025 PUs are summarized in the following table:

Performance Goal	Percentage of Target Performance Units Subject to Performance Vesting	Percentile Ranking of Company vs Peer Group for Performance Period Percentage Earned Threshold % - Target % - Stretch%
Performance Goa1 1: ROAA	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
Performance Goal 2: Core Efficiency Ratio	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
Performance Goal 3: TSR	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
Performance Goal 4: Non-Performing Assets Ratio	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
To the extent the performance criteria and service requirements are met, these performance units will vest on the payment date which is within 73 days following the end of the performance period. The Company will pay the performance units that have vested in shares of the Company's common stock.
Grant of 2024 Performance Units (2024-2026 Performance Period)
As previously described in the Company's proxy statement for the Company's 2025 Annual Shareholders' Meeting, the 2024 performance units ("2024 PUs") are subject to four equally weighted performance-based goals established by the Committee: return on average assets ("ROAA"), core efficiency ratio, total shareholder return ("TSR") and the non-performing assets ratio. Non-GAAP core efficiency is calculated utilizing financial data on a GAAP basis and excluding all extraordinary items, whether positive or negative. Extraordinary items include items such as security gains and losses, other real estate owned gains or losses, contingent liabilities, acquisitions costs, BOLI death benefit, MEC 10% penalty on BOLI, BOLI surrender tax effect, and BOLI 1035 exchange fees, net of tax. The Committee added the TSR metric as a performance goal to align driving shareholder value with management's long-term incentive. This is also a recommendation and best practice highlighted in executive compensation research by proxy advisory services, such as Glass Lewis and Institutional Shareholder Services ("ISS").
Achievement with respect to these goals will be measured by comparing the Company's performance during the three-year performance period of January 1, 2024 to December 31, 2026 to a peer group consisting of the companies listed on the ABAQ index of publicly traded community banking companies on the first business day of the performance period. The level of achievement percentage that corresponds to the Company's percentile ranking for each performance goal will be applied to one-fourth of the target number of performance units. Failure to meet threshold performance during the performance period means no performance units for that performance goal will be earned. The level of achievement is calculated separately for each performance goal and the level of achievement for one performance goal does not impact the other performance goals.
The target performance percentile ranking of the Company as compared to peer group was increased in the grant of the 2024 PUs to incent the NEOs to further drive Company performance to the 67th percentile, or a top third performer. The Committee and the Board want the Company to be an upper tier performer within its ABAQ peer group as this will help to drive shareholder value and assure the Company's competitiveness on a longer term basis.

The performance goals under the 2024 PUs are summarized in the following table:

Performance Goal	Percentage of Target Performance Units Subject to Performance Vesting	Percentile Ranking of Company vs Peer Group for Performance Period Percentage Earned Threshold % - Target % - Stretch%
Performance Goa1 1: ROAA	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
Performance Goal 2: Core Efficiency Ratio	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
Performance Goal 3: TSR	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
Performance Goal 4: Non-Performing Assets Ratio	25%	54th Percentile - 67th Percentile - 74th Percentile 80% - 100% - 110%
To the extent the performance criteria and service requirements are met, these performance units will vest on the payment date which is within 70 days following the end of the performance period. The Company will pay the performance units that have vested in shares of the Company's common stock.
As previously discussed in the Company’s proxy statement for the Company’s 2024 Annual Shareholders’ Meeting, no awards under the LTIP were granted in 2023 due to uncertainty with respect to the Company’s financial performance in 2023.
Equity Compensation
The Company grants equity compensation pursuant to the Equity Plan. The Equity Plan authorizes the issuance of up to 2,000,000 shares of common stock for awards to key associates and non-employee Directors of the Company and its subsidiaries as determined by the Committee, which has been appointed by the Board to administer the Equity Plan. The Equity Plan authorizes the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards, performance units and performance cash awards. Subject to accelerated vesting under certain circumstances, the Equity Plan requires a minimum vesting period of one year for awards subject to time-based conditions and a minimum performance period of one year for awards subject to achievement or satisfaction of performance goals. These minimums are applicable to awards other than those granted as part of a retainer for the service of non-employee Directors. With respect to executive compensation, the purpose of the Equity Plan is to provide incentives to certain key associates to align their personal interests with the long-term financial success of the Company and with growth in shareholder value, consistent with the Company’s risk management practices.
In addition to the LTIP awards granted in February 2026, February 2025, and January 2024, in February 2026, March 2025, and February 2023, the Company granted restricted stock awards to several associates, including all of the NEOs, in connection with the annual incentive plan bonus payouts for 2025, 2024 and 2022 performance. The restricted stock vests in equal installments on each of the first, second and third anniversaries of the grant date, subject to accelerated vesting in certain circumstances.
As discussed above, the Committee anticipates granting future awards of restricted stock to associates, including the NEOs, in connection with the annual incentive plan and future awards of restricted stock and performance units to associates, including the NEOs, pursuant to the LTIP, and may also grant other equity awards under the Equity Plan as part of the Company’s compensation program.
Grant Practices for Stock Options
Stock options have not been a component of equity compensation awarded by the Company in recent years. The Company did not award stock options to any of the NEOs during 2025. Consequently, the Company does not have a formal policy on the timing or terms of awards of options in relation to the disclosure of material nonpublic information by the Company. For grants of other equity awards, such as restricted stock and performance units, the Committee schedules grants of equity awards at generally consistent times throughout the year. The Company does not time the release of material nonpublic information based on equity award grant dates for the purpose of affecting the value of executive compensation.
Insider Trading Policies and Procedures
The Company has adopted insider trading policies and procedures governing the purchase, sale and/or other dispositions of its securities by directors, officers and associates, as well as their family members and entities controlled by them, or the Company itself. These policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and any listing standards applicable to the Company. The Company's Insider Trading Policy ("Insider Trading Policy") is filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025
Limitations on Hedging and Speculative Transactions
The Insider Trading Policy applies to all directors, officers and all other associates of the Company and, among other goals, is designed to ensure that the Company's personnel bear the full risks and benefits of stock ownership. Under this policy, associates are strongly discouraged, and certain "covered persons" (as defined in the Insider Trading Policy), including directors and executive officers, are prohibited, from selling Company securities "short," trading in Company securities in or through a margin account or otherwise engaging in hedging transactions or speculative or short-term trading of Company securities. In addition, associates are strongly discouraged from entering into any transaction by which Company securities may be pledged as collateral to secure an obligation, and covered persons are prohibited from entering into such transactions (except for grandfathered pledging arrangements in place prior to September 1, 2019).
Clawback Policies
The Committee has adopted two clawback policies. The Dodd-Frank Clawback Policy, which became effective on October 2, 2023 and implements the requirements of Exchange Act Rule 10D-1 and Nasdaq’s Listing Rule 5608, provides for the recoupment, under certain conditions, of certain incentive-based compensation from executive officers of the Company if the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the securities laws (an “accounting restatement”). The Supplemental Clawback Policy, which became effective on March 21, 2024, expands the coverage of the Dodd-Frank Clawback Policy to provide for the recoupment, under certain conditions, of cash-based and equity-based incentive compensation from the executive management team (which is a broader group than the Company’s executive officers) in the event of an accounting restatement. The Supplemental Clawback Policy also provides for the recoupment, under certain conditions, of certain cash-based and equity-based incentive compensation from the executive management team and associates who have an employment or change of control severance agreement, cash incentive or equity award agreement or incentive or commission agreement if the executive or associate engages in detrimental conduct. Detrimental conduct means: (1) the commission of a criminal act by the executive or associate that constitutes a felony, (2) a violation by the executive or associate of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which the Company is a member, (3) a violation by the executive or associate of the Company’s Code of Conduct, as determined by the Company in its reasonable discretion, or (4) any misconduct or illegal activity by the associate or executive in performing the work for which incentive compensation covered by the policy is paid, as determined by the Company in its reasonable discretion.
Nominating and Compensation Committee Report
The Nominating and Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included above. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Committee, the Committee has recommended to the Board the inclusion of the Compensation Discussion & Analysis in this proxy statement.
Members of the Nominating and Compensation Committee
Gregory W. Feldmann, Chair
Kevin S. Bloomfield
Jacob A. Lutz, III
Curtis E. Stephens

CEO Pay Ratio
The Company determined that the 2025 annual total compensation of the median compensated associate of all its associates, other than the CEO, as of December 31, 2025 was $59,153; the CEO’s 2025 annual total compensation was $1,355,859; and the ratio of these amounts was 23:1.
The Company identified a new median associate for 2025 due to changes in the Company’s overall cost-center structure and related associate composition since 2024. To do this, we utilized the following methodology. As of December 31, 2025, the Company’s total population consisted of 690 associates, all of whom work in the United States. This population consisted of all of the Company’s full-time and part-time associates. To identify the median compensated associate, we used a consistently applied compensation measure defined as gross wages as reported on each associate’s 2025 Internal Revenue Service (“IRS”) Form W-2. We further annualized pay for those individuals not employed for a full year in 2025, but who were employed as of December 31, 2025.
Once we identified our median compensated associate, we calculated the median compensated associate’s and our CEO’s 2025 annual total compensation in accordance with the requirements of the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Summary Compensation Table
Fiscal 2023 - 2025
The table below reflects compensation received by each NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation($)(3)	All Other Compensation ($)(4)	Total ($)
Litz H. Van Dyke	2025	$703,114	$122,648	$300,030	$183,300	$46,767	$1,355,859
CEO of the Company and the Bank	2024	$676,847	$90,623	$258,316	$237,313	$44,813	$1,307,912
	2023	$644,618	$96,863	—	—	$43,149	$784,630

Bradford N. Langs	2025	$577,788	$92,903	$160,036	$138,828	$50,719	$1,020,274
President and Chief Strategy Officer of the Bank	2024	$555,167	$74,337	$154,512	$194,670	$47,325	$1,026,011
	2023	$514,282	$77,250	—	—	$45,001	$636,533

Wendy S. Bell	2025	$429,718	$63,289	$122,020	$94,586	$37,104	$746,717
CFO of the Company; Senior Executive Vice President and CFO of the Bank	2024	$413,554	$55,657	$117,015	$144,690	$48,708	$779,624
	2023	$389,724	$58,500	—	—	$46,359	$494,583

Tony E. Kallsen	2025	$365,444	$50,946	$80,018	$76,123	$35,716	$608,247
Senior Executive Vice President and Chief Credit Officer of the Bank	2024	$351,994	$47,026	$74,813	$123,165	$33,863	$630,861
	2023	$339,861	$51,000	—	—	$34,943	$425,804

Matthew M. Speare	2025	$401,063	$55,909	$118,034	$83,554	$41,877	$700,437

Senior Executive Vice President and Chief Operations Officer of the Bank	2024	$386,369	$51,622	$112,517	$135,188	$40,087	$725,783
	2023	$374,667	$56,250	—	—	$38,310	$469,227

(1)     For 2025, amounts reflect the discretionary amount of the bonus the Committee determined to pay in addition to the bonus amount that was earned under the annual incentive plan for 2025 performance and include both the portion of the discretionary bonus paid in cash and the portion paid in shares of restricted stock. For 2024, amounts reflect the discretionary amount of the bonus the Committee determined to pay in excess of the bonus amount earned under the annual incentive plan for 2024 performance and include both the portion of the discretionary bonus paid in cash and the portion paid in shares of restricted stock. For 2023, the Committee recommended to the full Board of Directors, and the full Board of Directors approved, granting each participant in the annual incentive plan a discretionary flat bonus equal to 15% of annual salary to reflect the outstanding work they had completed in 2023, which included strong loan growth, successful expansion in high-growth markets and successful management of liquidity and deposit stability in a challenging market environment, although many of positive effects of this outstanding work were muted in the Company's financial performance for 2023 by the impacts of the single large non-performing credit relationship.
(2)    Stock awards for 2025 and 2024 consist of time-based restricted stock and performance-based unit awards granted under the Company's LTIP. The performance-based unit awards vest only if, and to the extent earned based on performance achievement over a three-year performance period ending December 31, 2027 and December 31, 2026, respectively, and satisfaction of additional service requirements.
All stock and unit awards are reflected at their grant date fair value, as determined pursuant to Accounting Standards Codification - Topic 718, Stock Compensation ("ASC 718"). Prior to September 1, 2023, we used the closing price of our stock to determine the grant date fair value. Beginning September 1, 2023, we use a 90 trading day look-back period to estimate the average stock price to resolve issues of rapid stock price fluctuations. The amounts reflected for performance-based unit awards reflect the grant date assumption that we will achieve the required performance goals at target levels.
The following table provides the grant date fair value of the performance-based unit awards granted during 2025 and 2024 assuming stretch (or maximum) achievement:

Name	2025 Stretch Payout	2024 Stretch Payout
Litz H. Van Dyke	$165,000	$198,891
Bradford N. Langs	$88,000	$118,965
Wendy S. Bell	$67,100	$90,090
Tony E. Kallsen	$44,000	$57,596
Matthew M. Speare	$64,900	$86,625
(3)    The amounts in this column for 2025 and 2024 reflect the non-discretionary bonus amounts earned for 2025 and 2024 performance under the annual incentive plan and include both the portion of the bonus paid in cash and the portion paid in shares of restricted stock that were granted in February 2026 and March 2025, respectively. In each case, the cash portion and the portion paid in restricted shares of these bonus amounts were paid in the year following the year in which the performance criteria was achieved.
(4)    The amount of compensation properly categorized in this column, including perquisites and other personal benefits that total more than $10,000, is listed in the table below for 2025 for each NEO.

Name	Medical	401(k) Matching Contributions	Disability Insurance	Life Insurance Premiums	Car Allowance	Gross Ups Car Allowance	Total
Litz H. Van Dyke	$14,719	$14,000	$1,642	$4,224	$8,400	$3,782	$46,767
Bradford N. Langs	$22,319	$14,000	$1,642	$4,224	$6,000	$2,534	$50,719
Wendy S. Bell	$8,688	$14,000	$1,642	$4,224	$6,000	$2,550	$37,104
Tony E. Kallsen	$8,688	$14,000	$1,512	$2,982	$6,000	$2,534	$35,716
Matthew M. Speare	$14,719	$14,000	$1,642	$2,982	$6,000	$2,534	$41,877

The table below reflects information regarding the annual and long-term incentive plan opportunities granted to the NEOs during or for the year ended December 31, 2025.
Grants of Plan-Based Awards
Fiscal 2025

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Litz H. Van Dyke
Annual Incentive Plan	N/A	$—	$458,250	$504,075	—	—	—	—	—
Time-Based Restricted Stock	2/27/2025	—	—	—	—	—	—	8,279	$150,015
Performance Units	2/27/2025	—	—	—	1,655	8,279	9,106	—	$150,015

Bradford N. Langs
Annual Incentive Plan	N/A	$—	$347,069	$381,776	—	—	—	—	—
Time-Based Restricted Stock	2/27/2025	—	—	—	—	—	—	4,416	$80,018
Performance Units	2/27/2025	—	—	—	883	4,416	4,857	—	$80,018

Wendy S. Bell
Annual Incentive Plan	N/A	$—	$236,465	$260,111	—	—	—	—	—
Time-Based Restricted Stock	2/27/2025	—	—	—	—	—	—	3,367	$61,010
Performance Units	2/27/2025	—	—	—	673	3,367	3,704	—	$61,010

Tony E. Kallsen
Annual Incentive Plan	N/A	$—	$190,308	$209,338	—	—	—	—	—
Time-Based Restricted Stock	2/27/2025	—	—	—	—	—	—	2,208	$40,009
Performance Units	2/27/2025	—	—	—	441	2,208	2,429	—	$40,009

Matthew M. Speare
Annual Incentive Plan	N/A	$—	$208,884	$229,772	—	—	—	—	—
Time-Based Restricted Stock	2/27/2025	—	—	—	—	—	—	3,257	$59,017
Performance Units	2/27/2025	—	—	—	651	3,257	3,582	—	$59,017

(1)    Reflects the target and maximum bonus that each NEO could earn for 2025 performance under the annual incentive plan. The actual amounts earned by the named executive officers for 2025 performance under the annual incentive plan, which were paid partly in cash and partly in shares of restricted stock with a three-year vesting period, are reported in the “Non-Equity Incentive Plan Compensation” column for 2025 in the Summary Compensation Table for the non-discretionary amount and in the "Bonus" column for 2025 for the discretionary amount.
(2)    Amounts reflected in these columns represent the number of PUs granted to our named executive officers during 2025 under the LTIP, pursuant to which our named executive officers could earn from 0% to 110% in the target number of PUs, based on the achievement over a three-year performance period ending December 31, 2027 of ROAA, core efficiency ratio, TSR, and the non-performing assets ratio for the Company compared to a peer group. Any PUs earned based on the achievement with respect to such goals will vest on the payment date, which is within 73 days following December 31, 2027, and be paid in shares of the Company's common stock.
(3)    Amounts reflected in this column represent the number of time-vesting shares of restricted stock that were granted to each of our named executive officers during 2025 under the LTIP.
(4)    Amounts reflected in this column represent the grant date fair value of 2025 awards of restricted stock and PUs granted to each of our named executive officers, calculated in accordance with ASC Topic 718 based on a 90-trading day look-back average closing stock price, which was $18.12. The amounts shown for the PUs are based on the probable outcome of such awards on the grant date, which was achievement at the target level.

Outstanding Equity Awards at Fiscal 2025 Year-End
The table below reflects certain information regarding restricted stock and performance-based unit awards held by each NEO as of December 31, 2025. None of the NEOs held any other equity awards as of December 31, 2025.

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Litz H. Van Dyke	3/7/22(2)	6,373	$125,293	—	—
	2/14/23(1)	2,341	$46,024	—	—
	1/5/24(4)	6,012	$118,196	—	—
	1/5/24(5)	—	—	2,805	$55,146
	2/27/25(6)	8,279	$162,765	—	—
	2/27/25(7)	—	—	1,655	$32,537
	3/4/25(1)	5,442	$106,990	—	—

Bradford N. Langs	3/7/22(2)	2,812	$55,284	—	—
	2/14/23(1)	1,619	$31,830	—	—
	1/5/24(4)	3,596	$70,697	—	—
	1/5/24(5)	—	—	1,678	$32,989
	2/27/25(6)	4,416	$86,819	—	—
	2/27/25(7)	—	—	883	$17,360
	3/4/25(1)	4,464	$87,762	—	—

Wendy S. Bell	3/7/22(2)	2,437	$47,911	—	—
	2/14/23(1)	1,227	$24,123	—	—
	1/5/24(4)	2,724	$53,554	—	—
	1/5/24(5)	—	—	1,271	$24,988
	2/27/25(6)	3,367	$66,195	—	—
	2/27/25(7)	—	—	673	$13,231
	3/4/25(1)	3,325	$65,370	—	—

Tony E. Kallsen	3/7/22(2)	2,437	$47,911	—	—
	2/14/23(1)	743	$14,607	—	—
	1/5/24(4)	1,741	$34,228	—	—
	1/5/24(5)	—	—	812	$15,964
	2/27/25(6)	2,208	$43,409	—	—
	2/27/25(7)	—	—	441	$8,670
	3/4/25(1)	2,824	$55,520	—	—

Matthew M. Speare	3/7/22(2)	2,437	$47,911	—	—
	2/14/23(1)	812	$15,964	—	—
	1/5/24(4)	2,619	$51,490	—	—
	1/5/24(5)	—	—	1,222	$24,025
	2/27/25(6)	3,257	$64,033	—	—
	2/27/25(7)	—	—	651	$12,799
	3/4/25(1)	3,100	$60,946	—	—

(1)    These awards of restricted stock were granted pursuant to the Equity Plan. The restricted stock vests in equal 1/3 installments on the first, second and third anniversaries of the grant date, subject to accelerated vesting under certain circumstances.
(2)    These awards of restricted stock were granted pursuant to the LTIP and the Equity Plan. The restricted stock has a five-year cliff vesting, with all shares vesting on March 7, 2027.
(3)    The amounts in this column represent the aggregate fair market value of the restricted stock and PU awards, as applicable, as of December 31, 2025 based on the closing price of the Company's stock on that date, which was the last business day of the year. The closing price of the Company’s common stock was $19.66 on that date.

(4)    These awards of restricted stock were granted pursuant to the LTIP and the Equity Plan. The restricted stock has a five-year cliff vesting, with all shares vesting on January 5, 2029.
(5)    These 2024 PU awards vest on the payment date, which is within 70 days following December 31, 2026 to the extent earned based on performance achievement over a three-year performance period ending December 31, 2026 and satisfaction of additional service requirements. The amounts reported are based on achieving the threshold level of performance for each of the four performance goals.
(6)    These awards of restricted stock were granted pursuant to the LTIP and the Equity Plan. The restricted stock has a three-year cliff vesting, with all shares vesting on February 27, 2028.
(7)    These 2025 PU awards vest on the payment date, which is within 73 days following December 31, 2027 to the extent earned based on performance achievement over a three-year performance period ending December 31, 2027 and satisfaction of additional service requirements. The amounts reported are based on achieving the threshold level of performance for each of the four performance goals.

Option Exercises and Stock Vested
Fiscal 2025
The table below reflects information regarding restricted stock awards held by each NEO that vested during 2025. None of the NEOs held any stock options during 2025.

Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Litz H. Van Dyke	3,760	$67,245
Bradford N. Langs	2,511	$44,923
Wendy S. Bell	2,090	$37,357
Tony E. Kallsen	1,267	$22,647
Matthew M. Speare	1,405	$25,110
(1)    The number of shares acquired on vesting represents the gross number of shares of the Company's common stock that vested, without taking into account any shares withheld to satisfy applicable tax obligations.
(2)    The value realized on vesting for restricted stock is the market value based on the closing price of the Company’s common stock on the vesting date multiplied by the gross number of shares that vested.
401(k) and Profit-Sharing Plan
The 401(k) and Profit-Sharing Plan covers all associates that have been employed for one month (six months for profit-sharing), have reached the age of 20-1/2, and have reached an entry date provided under the plan. Persons who have reached the age of 62 are fully vested regardless of length of service. Elective deferrals and safe harbor matching contributions are 100% vested. Profit-sharing contributions and non-safe harbor matching contributions are subject to the below vesting schedule and certain other requirements set forth in the plan.  For eligibility and vesting purposes, associates receive credit for previous employment with any of the Merged Banks, the Mortgage Company of Virginia, Bank Services of Virginia, Inc. and Bank Services Insurance, Inc. Vesting is based on the number of years of service, with a year being any year an associate works a minimum of 1,000 hours.
The vesting schedule is as follows:

Years of Service	Vested Percentage	Forfeitable Percentage
1	20%	80%
2	40%	60%
3	60%	40%
4	80%	20%
5	100%	0%
Each year the Board determines what amount, if any, is to be allocated as a profit-sharing contribution to the plan. A profit-sharing contribution is made in the year following the year to which it relates. These profit-sharing contributions to the plan were $0.6 million in 2025, $0.5 million in 2024, and $0.4 million in 2023. Each of the NEOs participates in the 401(k) and Profit Sharing Plan except that the NEOs are excluded from participation in the profit-sharing contribution.

The 401(k) and Profit-Sharing Plan also includes a company match based upon an associate’s elective deferral.  This elective deferral is subject to dollar limits announced annually by the IRS.  Elective deferrals are currently matched with a safe-harbor match equal to 100% of the first 3% deferred and 50% of the next 2%, producing a maximum 4% match.  Expense for this deferral match was $1.6 million, $1.4 million and $1.4 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Nonqualified Deferred Compensation Plan
In December 2020, the Bank adopted an unfunded, nonqualified deferred compensation plan, called the Nonqualified Deferred Compensation Plan, to provide key associates of the Bank, including all of the Company’s NEOs (beginning after the date of adoption) the opportunity to defer to a later year on a pre-tax basis certain compensation without being subject to the dollar limits that apply to these associates under the Bank’s 401(k) and Profit-Sharing Plan. This plan allows participants whose maximum retirement contribution is limited by IRS rules to defer additional compensation. Participants in this plan are eligible to defer (on a pre-tax basis) up to 100% of their eligible plan compensation. The compensation and fees (and related earnings) deferred under this plan are held in a grantor trust until paid to the participants and are 100% vested, but remain subject to the claims of the creditors of the Bank and the Company until paid to the participants. Benefits under the Nonqualified Deferred Compensation Plan are generally paid upon separation from service in either a lump sum or annual installments from 2 to 15 years, in each case as elected by the participant and subject to a mandatory six-month delay for certain participants. Two NEOs participated in the Nonqualified Deferred Compensation Plan in 2025.
Nonqualified Deferred Compensation for 2025

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Litz H. Van Dyke	—	—	—	—	—
Bradford N. Langs	—	—	—	—	—
Wendy S. Bell	$142,224	—	$22,132	—	$637,860
Tony E. Kallsen	$18,200	—	$12,183	—	$98,627
Matthew M. Speare	—	—	—	—	—
(1)    Reflects salary deferred under the Nonqualified Deferred Compensation Plan. These amounts are included as 2025 "salary" in the Summary Compensation Table. Ms. Bell and Mr. Kallsen were the only NEOs who participated in this plan in 2025.
(2)    Aggregate gains attributed to participants under the Nonqualified Deferred Compensation Plan are actual returns based on their investment elections under the plan.
(3)    Of the amounts in this column, $451,412 and $61,600 were previously reported as compensation to Ms. Bell and Mr. Kallsen, respectively, in a Summary Compensation Table for years prior to 2025.
Potential Payments upon Termination or Change of Control
The following table shows the estimated payments to or benefits that would have been received by each of the NEOs upon the following termination events or upon a change of control of the Company, in each case assuming that each termination event or the change of control occurred on December 31, 2025, and assuming a stock price of $19.66 which was the closing stock price of the Company’s common stock on December 31, 2025, the last business day of the year. The amounts reflected in the following table are estimates, as the actual amounts that would be paid to or received by a NEO can only be determined at the time of termination or change of control.
The following table reports only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change of control event and, as a result, excludes amounts accrued through December 31, 2025, such as accrued but unpaid salary and annual bonus compensation amounts for completed performance periods and vested account balances under the 401(k) and Profit Sharing Plan, Nonqualified Deferred Compensation Plan and other plans. The Nonqualified Deferred Compensation Plan provides that all amounts will be paid upon separation from service, subject to a mandatory six-month delay for certain participants. The terms of the Nonqualified Deferred Compensation Plan are discussed in further detail under "Nonqualified Deferred Compensation Plan," and the "Nonqualified Deferred Compensation Plan for 2025" table sets forth the vested account balances of the NEO participants. The following table also excludes any amounts that are available generally to all salaried associates and in a manner that does not discriminate in favor of the Company’s executive officers.

Payments and Benefits	Death (10)	Termination Due to Incapacity	Termination Without Cause or for Good Reason Not in Connection with Change of Control (1)(2)	Termination Without Cause or for Good Reason within 2 Years Following a Change of Control (3)(4)(5)(6)	Termination For Cause or Without Good Reason	Change of Control with no Related Termination of Employment
Litz H. Van Dyke
Cash Severance	$—	$—	$1,057,500	$2,435,886	$—	$—
Equity Vesting (7)(8)(9)	387,365	387,365	—	188,549	—	198,816
Health Care Coverage	—	—	22,079	22,079	—	—
Total	$387,365	$387,365	$1,079,579	$2,646,514	$—	$198,816

Bradford N. Langs
Cash Severance	$—	$—	$578,448	$1,425,903	$—	$—
Equity Vesting (7)(8)(9)	241,187	241,187	—	94,780	—	146,407
Health Care Coverage	—	—	22,319	33,479	—	—
Total	$241,187	$241,187	$600,767	$1,554,162	$—	$146,407

Wendy S. Bell
Cash Severance	$—	$—	$429,936	$1,060,219	$—	$—
Equity Vesting (7)(8)(9)	186,367	186,367	—	76,541	—	109,827
Health Care Coverage	—	—	8,688	13,032	—	—
Total	$186,367	$186,367	$438,624	$1,149,792	$—	$109,827

Tony E. Kallsen
Cash Severance	$—	$—	$—	$482,063	$—	$—
Equity Vesting (7)(8)(9)	145,659	145,659	—	62,481	—	83,178
Health Care Coverage	—	—	—	8,688	—	—
Total	$145,659	$145,659	$—	$553,232	$—	$83,178

Matthew M. Speare
Cash Severance	$—	$—	$401,700	$990,210	$—	$—
Equity Vesting (7)(8)(9)	171,597	171,597	—	75,115	—	96,482
Health Care Coverage	—	—	14,719	22,079	—	—
Total	$171,597	$171,597	$416,419	$1,087,404	$—	$96,482

(1)    Under his employment agreement, if Mr. Van Dyke resigns for Good Reason or his employment is terminated without cause not in connection with a change of control, Mr. Van Dyke will be entitled to receive monthly severance payments equal to one-twelfth of his annual base salary for 18 months and continued associate health insurance coverage for 18 months. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in Mr. Van Dyke’s employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(2)    For each NEO other than Messrs. Van Dyke and Kallsen, under his or her employment agreement, if the NEO resigns for Good Reason or his or her employment is terminated without cause not in connection with a change of control, the NEO will be entitled to receive monthly severance payments equal to one-twelfth of his or her annual base salary for 12 months and continued associate health insurance coverage for 12 months. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(3)    Under his employment agreement, if Mr. Van Dyke resigns for Good Reason or his employment is terminated without cause within two years after a change of control Mr. Van Dyke will be entitled to receive a lump sum severance payment equal to 2.99 times his annual base salary, continued associate health insurance coverage for 18 months and a lump sum payment equal to Mr. Van Dyke’s highest annual bonus earned from the Company for the three years prior to termination. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in Mr. Van Dyke’s employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(4)    Under his change of control severance agreement, if Mr. Kallsen resigns for Good Reason or his employment is terminated without cause within two years after a change of control and Mr. Kallsen executes and delivers to the Company a signed release and waiver of claims, he will be entitled to receive monthly severance payments for 12 months in an aggregate amount equal to his annual base salary plus his average annual bonus payable from the

Company for the three years prior to termination, and a lump sum payment equal to continued associate health insurance coverage for 12 months. Payment of these severance benefits is subject to satisfaction of other requirements, conditions, and limitations set forth in Mr. Kallsen's change of control severance agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(5)     For each NEO other than Messrs. Van Dyke and Kallsen, under his or her employment agreement, if the NEO resigns for Good Reason or his or her employment is terminated without cause within two years after a change of control, the NEO will be entitled to receive to receive a lump sum severance payment equal to two times his or her annual base salary, continued associate health insurance coverage for 18 months and a lump sum payment equal to the NEO’s highest annual bonus earned from the Company for the three years prior to termination. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(6)    Each NEO’s employment agreement or change of control severance agreement provides for change of control benefits on a “best net” approach, under which the NEO’s change of control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code unless without such a reduction the NEO would receive more after-tax compensation than with a reduction. The amounts shown in this column do not reflect any reductions that might be made pursuant to these provisions.
(7)    All then unvested restricted stock other than restricted stock granted under the LTIP (“non-LTIP restricted stock”) becomes fully vested upon a change of control of the Company or the Bank, as applicable, or upon termination of the NEO’s employment due to (a) death or (b) disability. In the event of termination of the NEO’s employment for good reason or without cause, all then unvested non-LTIP restricted stock would be forfeited in the absence of the Committee’s exercise of discretion to waive such forfeiture. In the event of termination of the NEO’s employment for any other reason, including retirement, all then unvested non-LTIP restricted stock would be forfeited.
(8)    A pro-rata portion (based on the number of months employed during the period of restriction) of the restricted stock granted under the LTIP (“LTIP restricted stock”) becomes vested upon termination of the NEO’s employment due to (a) death, (b) disability, or (c) for good reason or without cause within 2 years following a change of control of the Company or the Bank, as applicable. In the event of termination of the NEO’s employment for any other reason, all then unvested LTIP restricted stock would be forfeited in the absence of the Committee’s exercise of discretion to waive such forfeiture.
(9)    A pro-rata portion (based on the number of months employed during the performance period) of the performance units becomes vested (to the extent the applicable performance goals are met) upon a change of control of the Company or the Bank, as applicable, or upon termination of the NEO’s employment due to (a) death or (b) disability. Performance is measured as of the end of the quarter immediately preceding the date of the change of control or termination, as applicable. In the event of termination of the NEO’s employment for any other reason, all then unvested performance units would be forfeited in the absence of the Committee’s exercise of discretion to waive such forfeiture.
(10)    In the event Messrs. Van Dyke, Langs, Kallsen or Speare or Ms. Bell died on December 31, 2025, the death benefit payable under the endorsement split dollar agreement to each of their designated beneficiaries, surviving spouse, or estate would have been $50,000 for each NEO.

PAY VERSUS PERFORMANCE
The following table presents certain information regarding compensation paid to the Company's CEO and other NEOs, and certain measures of financial performance, for the five years ended December 31, 2025. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K:

Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid ("CAP") to CEO(2)(6)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (4)(6)	Value of Initial Fixed $100 Investment Based on:		Net Income (in thousands)	Earnings per Share ("EPS")
					Total Share -holder Return ("TSR")	Peer Group Total Share- holder Return(5)
2025	$1,355,859	$1,376,843	$768,919	$786,932	$183.40	$211.47	$31,362	$1.38
2024	$1,307,912	$1,382,287	$790,570	$724,633	$164.09	$164.70	$24,523	$1.06
2023	$784,630	$798,304	$506,537	$519,229	$139.65	$123.02	$23,384	$1.00
2022	$1,259,829	$1,255,996	$680,983	$681,963	$154.76	$112.77	$50,118	$2.03
2021	$934,334	$890,964	$536,164	$515,917	$143.56	$135.97	$31,590	$1.19
(1)    The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Van Dyke for each corresponding year in the "Total" column of the Summary Compensation Table ("SCT").
(2)    The dollar amounts reported in this column represent the amount of CAP to our CEO, Litz Van Dyke, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Van Dyke during the applicable year. To calculate CAP to Mr. Van Dyke, for each of the years shown, the following amounts were deducted from and added to SCT total compensation.

CEO SCT Total to CAP Reconciliation:

Year	SCT Total	Deductions from SCT Total(a)	Additions to SCT Total(b)	CAP
2025	$1,355,859	$404,492	$425,476	$1,376,843
2024	$1,307,912	$356,707	$431,082	$1,382,287
2023	$784,630	$—	$13,674	$798,304
2022	$1,259,829	$353,812	$349,979	$1,255,996
2021	$934,334	$97,847	$54,477	$890,964
(a)    The dollar amounts reported in this column include $300,030, $258,316 and $232,042 in the "Stock Awards" column of the SCT for 2025, 2024, and 2022, respectively, as well as, $60,489, $71,194, $121,770 and $97,847 in the "Non-equity Incentive Plan Compensation" column of the SCT for 2025, 2024, 2022 and 2021, respectively, and $43,973 and $27,197 in the "Bonus" column of the SCT for 2025 and 2024, respectively, reflecting the portion of the bonus amounts earned for 2025, 2024, 2022 and 2021 performance under the annual incentive plan (and discretionary amount for 2025 and 2024) that was paid in shares of restricted stock granted in February 2026, March 2025, February 2023 and February 2022, respectively.
(b)    The equity component of CAP for each fiscal year is further detailed in the supplemental table below.
CEO Equity Component of CAP:

Year	Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested as of Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Outstanding and Unvested as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Year	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$416,240	$9,934	$—	($698)	$—	$—	$425,476
2024	$362,123	$64,740	$—	$4,219	$—	$—	$431,082
2023	$105,134	($94,120)	$—	$2,660	$—	$—	$13,674
2022	$314,049	$3,154	$29,672	$3,104	$—	$—	$349,979
2021	$37,213	$15,056	$—	$2,208	$—	$—	$54,477
(3)    The dollar amounts reported in this column represent the average of the amounts reported for the Company's non-CEO NEOs ("Non-CEO NEOs") as a group in the "Total" column of the SCT in each applicable year. The names of the Non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: Bradford N. Langs, Wendy S. Bell, Tony E. Kallsen and Matthew M. Speare.
(4)    The dollar amounts reported in this column represent the average amount of CAP to the Non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-CEO NEOs during the applicable year. To calculate CAP to our Non-CEO NEOs for each of the years shown, the following amounts were deducted from and added to SCT total compensation.
Average Non-CEO NEOs SCT Total to CAP Reconciliation:

Year	SCT Total	Deductions from SCT Total(a)	Additions to SCT Total(b)	CAP
2025	$768,919	$176,038	$194,051	$786,932
2024	$790,570	$176,697	$110,760	$724,633
2023	$506,537	$—	$12,692	$519,229
2022	$680,983	$149,334	$150,314	$681,963
2021	$536,164	$49,176	$28,929	$515,917
(a)    The dollar amounts reported in this column include the average of $120,027, $114,714 and $92,139 for 2025, 2024 and 2022 in the "Stock Awards" column of the SCT, as well as, $32,430, $44,828, $57,195 and $49,176 in the "Non-equity Incentive Plan Compensation" column of the SCT for 2025, 2024, 2022 and 2021, respectively, and the average of $23,581 and $17,155 in the "Bonus" column of the SCT for 2025 and 2024, reflecting the portion of the bonus amounts earned for 2025, 2024, 2022 and 2021 performance under the annual incentive plan (and discretionary amount for 2025 and 2024) that was paid in shares of restricted stock granted in February 2026, March 2025, February 2023 and February 2022, respectively.
(b)    The equity component of CAP for each fiscal year is further detailed in the supplemental table below.

Average Non-CEO NEOs Equity Component of CAP:

Year	Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested as of Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Outstanding and Unvested as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Year	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$190,189	$4,209	$—	($347)	$—	$—	$194,051
2024	$80,407	$28,282	$—	$2,071	$—	$—	$110,760
2023	$49,382	($38,039)	$—	$1,349	$—	$—	$12,692
2022	$132,434	$1,616	$14,647	$1,617	$—	$—	$150,314
2021	$19,403	$7,731	$—	$1,795	$—	$—	$28,929
(5)    Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P BMI U.S. Banks Index.

(6) These amounts for 2023 and 2024, as well as the amounts for 2023 and 2024 in the “CEO SCT Total to CAP Reconciliation,” “CEO Equity Component of CAP,” “Average Non-CEO NEOs SCT Total to CAP Reconciliation” and “Average Non-CEO NEOs Equity Component of CAP” tables, have been corrected from the corresponding amounts shown in our Definitive Proxy Statements on Schedule 14A filed on April 25, 2025 and April 26, 2024 to address a calculation error relating to the 2022 PUs.
Tabular List of Financial Performance Measures
The Company considers the following to be the most important financial performance measures it uses to link CAP to its NEOs, for 2025, to Company performance. These financial measures are used by the Nominating and Compensation Committee to link executive compensation to Company performance for the 2025 performance year.
Most Important Financial Performance Measures
•Earnings per Share
•Return on Average Assets
•Return on Average Equity
•Efficiency Ratio
•Nonperforming Assets to Average Assets Ratio
Relationship between Financial Performance Measures and Executive Compensation
Compensation Actually Paid and Cumulative TSR: The graph below illustrates the relationship between the CAP of our CEO and the average CAP of our non-CEO NEOs over the last five years and the Company's TSR performance, as well as TSR relative to the S&P BMI U.S. Banks Index. This illustrates that, from 2021 to 2022, 2022 to 2023, 2023 to 2024 and 2024 to 2025, the CAP of our CEO and the average CAP of our non-CEO NEOs is generally aligned with the Company's cumulative TSR.

Compensation Actually Paid and Net Income: The graph below illustrates the relationship between the CAP of our CEO and the average CAP of our non-CEO NEOs over the last five years and the Company's net income. This illustrates that, from 2021 to 2022, 2022 to 2023, 2023 to 2024 and 2024 to 2025, the CAP of our CEO and the average CAP of our non-CEO NEOs is generally aligned with the Company's net income.

Compensation Actually Paid and Earnings per Share: The graph below illustrates the relationship between the CAP of our CEO and the average CAP of our non-CEO NEOs over the last five years and the Company's earnings per share. This illustrates that, from 2021 to 2022, 2022 to 2023, 2023 to 2024 and 2024 to 2025, the CAP of our CEO and the average CAP of our non-CEO NEOs is generally aligned with the Company's earnings per share.
DIRECTOR COMPENSATION
The Nominating and Compensation Committee reviews and recommends to the Board for approval the compensation of the Company’s non-employee Directors. For 2025 non-employee Director compensation, the Nominating and Compensation Committee recommended the fees to be paid to non-employee Directors based in part on advice of the Committee's independent compensation consultant, which annually conducts an external market study using the same peer group identified above for executive compensation determinations to assess the competitiveness of current pay for our non-employee Directors. As with the executive compensation program, the Nominating and Compensation Committee considers the peer data to ensure that the Company’s non-employee Director compensation is competitive and close to the median of market practices of the peer companies.
Non-employee Directors do not receive per-meeting fees and instead receive an annual cash retainer, payable monthly, and an annual stock retainer in the form of an annual award of time-based restricted stock under the Equity Plan. In 2025, the Chairman of the Board received a combined annual cash retainer in the amount of $75,000, the Chair of the Audit Committee received a combined annual cash retainer of $56,000, the Chairs of the Nominating & Compensation and Investment/ Interest Rate Risk Committees each received a combined annual cash retainer of $60,000, the chairs of the Credit Risk and Enterprise Risk Management Committees each received a combined annual cash retainer of $50,000, and each other non-employee Director received an annual cash retainer in the amount of $42,000. The annual stock retainer for each Director is paid in the form of restricted stock, and has a one-year vest date. The restricted stock grants for 2025 were approved in an amount of approximately $33,000 per then-serving Director with the number of shares determined based on the weighted average closing price of the Company's stock for the 90-trading days ending on the grant date, rounded up in the case of a fractional share.
In October 2025, based in part on the recommendations of Gallagher, the Nominating and Compensation Committee recommended and the Board approved cash and stock retainer changes to the non-employee Directors' compensation for 2026. The 2026 cash and stock retainers for non-employee Directors are detailed in the table below.

Non-Employee Director Cash Retainer Fees

Director Retainer Fees
Annual Cash Retainer	$45,000
Annual Stock Retainer	$35,000

Board and Committee Chairperson Supplemental Fees
Chairman of the Board	$42,500
Lead Independent Director	$12,500
Audit Chair	$14,000
Nominating and Compensation Chair	$10,000
Investment/ Interest Rate Risk Chair	$8,000
Credit Risk Chair	$8,000
Enterprise Risk Management Chair	$8,000
The Bank has an unfunded, nonqualified deferred compensation plan, called the Nonqualified Deferred Compensation Plan, that provides the Bank’s non-employee Directors (beginning in January 2022) the opportunity to defer to a later year on a pre-tax basis certain director fees. None of the Company's non-employee Directors elected to participate in the Nonqualified Deferred Compensation Plan for 2025.
Director Compensation Table
Fiscal 2025
The following table provides compensation information for the year ended December 31, 2025 for each non-employee member who served on the Board in 2025.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Michael R. Bird	$56,000	$33,014	$89,014
Kevin S. Bloomfield	$42,000	$33,014	$75,014
Robert M. Bolton	$42,000	$33,014	$75,014
Gregory W. Feldmann	$60,000	$33,014	$93,014
James W. Haskins	$75,000	$33,014	$108,014
Phyllis Karavatakis	$42,000	$33,014	$75,014
Jacob A. Lutz, III	$50,000	$33,014	$83,014
E. Warren Matthews(3)	$17,500	$33,014	$50,514
Catharine L. Midkiff	$50,000	$33,014	$83,014
Curtis E. Stephens	$42,000	$33,014	$75,014
Elizabeth L. Walsh	$42,000	$33,014	$75,014
(1)    Litz Van Dyke, CEO, is not included in this table because he is an officer of the Company and the Bank and did not receive separate compensation for service as a Director of the Company. The compensation received by Mr. Van Dyke as an officer of the Company and the Bank in 2025 is included in the Summary Compensation Table.
(2)    The amounts in this column reflect the grant date fair value of grants of restricted stock to each listed director on January 2, 2025, under the Equity Plan, calculated in accordance with ASC Topic 718, based on a 90-trading day look-back period to estimate the average stock price to resolve issues of rapid stock price fluctuations. As of December 31, 2025, each of the non-employee Directors held 1,827 shares of restricted stock.
(3)    Mr. Matthews retired from the Board on May 28, 2025.

SUSTAINABILITY INITIATIVES
The Company seeks to integrate environmental and social considerations that are expected to drive Company performance into its policies and business. The Company has always been, and remains, committed to maintaining the highest standards of business conduct and governance, and believes it is essential in running its business effectively, serving its customers and communities, creating long-term value for its shareholders, and maintaining integrity in the marketplace. The Company continues to develop appropriate responses to these evolving expectations. Environmental and social matters are addressed below. Governance matters are addressed under the section titled "Corporate Governance".
Environmental Matters
The Company is committed to conserving natural resources and maintaining a clean and safe environment. The Company was a founding member of the Eco Ambassador Council ("EAC"). The goal of the EAC is to provide opportunities for regional businesses to pool resources and engage in shared initiatives for the benefit of its communities, stakeholders, and the economy. As a founding and on-going member of the EAC, the Company is proud of EAC's positive outcomes to date, and is optimistic of the future impact potentials. In 2025, the EAC voted on a new slate of projects and held a ribbon cutting for the WaterShed, a permanent structure for the environmental education programs that are provided to nearly 1,000 local students annually. The EAC, along with other community partners, also helped transform nearly 10 miles of the South Mayo River by providing funding to remove two historic dams that had blocked passage, threatened critical aquatic habitats, and posed serious public safety hazards, including six documented drownings. The Council's first project, the future Mayo River State Park, has entered the community input stage of the master planning process to become an official Virginia State Park.
The Company has taken steps to help reduce the Company's impact and expenses, including forming an internal team in 2021 coordinated by associates to help implement sustainability programs within the Company’s internal community, as well as communities within its footprint.
Social Matters
The Company remains committed to the health and well-being of the communities it serves, its associates, its partners, and other stakeholders. There are a number of programs and initiatives in place that the Company believes will provide positive social benefit and impact to its communities and help strengthen the Company's business.
Volunteer Service
•Associates serve their communities in a number of capacities, including:
◦Serving as board and committee representatives for social and environmental impact nonprofits and local government boards
◦Providing technical and consulting assistance for nonprofit organizations and small businesses
◦Providing hands on community assistance related to food security, disaster relief, financial literacy, youth and elder education, access to safe housing, and environmental action among others
•The Company partners with leaders across its footprint, including those in underserved communities, to offer and facilitate financial education classes
Community Investments
The Company:
•Provides in-kind donations, such as furniture and fixtures to nonprofit organizations and community members
•Organizes multiple associate giving campaigns each year with United Way chapters throughout the Company's footprint

•Donates and sponsors initiatives with nonprofit organizations throughout its communities focusing on those that benefit people or places in low or moderate income areas, majority minority areas, and distressed or underserved areas
Community Development Lending and Other Community Access to Credit
The Company:
•Provides access to grants through the Federal Home Loan Bank programs such as: First Time Home Buyer Assistance, Community Partner, and Affordable Housing
•Helps to further community development goals across the Company's footprint through loans that aide in revitalization and stabilization of distressed areas, job creation or retention, economic development, providing affordable housing, and disaster recovery
•Originates small business loans
Human Capital Management
The Company’s associates are fundamental to its ability to serve customers and support long-term success. Core values, such as building relationships, earning trust, and taking ownership guide how the Company attracts, develops, and retains talent and fosters a collaborative, team-oriented environment. The Company emphasizes open communication and shared accountability, which help support professional growth and enable our associates to deliver high-quality service. The Company invests in competitive compensation, comprehensive benefits, and wellness initiatives, and focuses on healthy work-life integration to support associate engagement and performance.
Associates
As of December 31, 2025, the Company employed 687 full-time associates across our two-state footprint. None of its associates are represented by a collective bargaining unit. During fiscal year 2025, the Company hired 202 associates, and our voluntary separation turnover rate was 15.1%.
Compensation, Benefits, and Wellness
The Company's compensation strategy is designed to attract and retain qualified associates while remaining competitive within its markets. Job descriptions are reviewed annually, and compensation decisions are informed by market-based salary and benefits data. Eligible associates are offered a comprehensive benefits package that includes paid time off, health and wellness benefits, a 401(k) program with employer matching and contributions, flexible spending accounts, employee assistance programs, and equity awards for high performing associates.
The Company also engages external professionals to provide wellness programming that promotes physical, mental, and financial well-being, supporting our associates’ ability to remain engaged and productive.
Associate Performance and Development
Associate development and performance management are grounded in open dialogue and ongoing feedback. The Company's performance review process is based on core competencies and a standardized rating system to help evaluate performance consistently across the organization. Associates complete self-assessments at the beginning of each review cycle, which are considered by leaders in determining overall performance ratings. Performance evaluations are a key component of the Company's merit increase process.
New associates participate in a standardized orientation program on their first day of employment to ensure a consistent onboarding experience. Associates complete an average of approximately 15 hours of regulatory and compliance training annually, in addition to training specific to their roles and responsibilities. The Company also offers leadership development programs that equip leaders with tools and resources to build high-performing teams. Associates are encouraged to participate in webinars and external training opportunities to support professional growth.

Collaborative Work Environment
The Company strives to foster a collaborative workplace through our core values and behaviors. The Company encourages associates to share ideas and perspectives and uses multiple channels to engage our workforce. In addition to conducting annual associate surveys, the Company solicits feedback through regular meetings and suggestion mechanisms designed to gather insights and inform management decision making. Leadership uses this feedback to identify opportunities to strengthen engagement and cultivate a workforce with a variety of backgrounds, skills and experiences that support the Company's business.
Talent Acquisition and Retention
Talent acquisition and retention efforts focus on creating an environment where associates can develop and thrive. The Company regularly reviews hiring and selection practices and conduct pay analyses to help ensure that compensation aligns with associate experience, skills, and responsibilities. Recruiting efforts leverage multiple external partners to reach a broad pool of candidates.
The Company invests in training programs that prepare associates for their roles and responsibilities and support career progression. Leaders work closely with Human Resources to identify internal talent and promote associates to new opportunities as they become available.

2025 Community Focus:

CULTURE OF

CARE

IN THE COMMUNITY

$35.1M

INVESTED IN SMALL BUSINESS LOAN ORIGINATION WITH 99 TOTAL LOANS

77,391 lbs

PAPER SHRED COLLECTED & RECYCLED

$645K

CHARITABLE GIVING

2,246

FINANCIAL EDUCATION STUDENTS

175

ORGANIZATIONS SUPPORTED THROUGH CHARITABLE GIVING EFFORTS

3,466

HOURS OF ASSOCIATE VOLUNTEERING

90

FINANCIAL EDUCATION CLASSES FACILITATED

CORPORATE GOVERNANCE
Director Independence
Under the Company’s Bylaws, a majority of the Board must be “Independent Directors”. All of the Company’s current Directors, other than the CEO, Mr. Litz H. Van Dyke, the Vice Chairman of the Board, Ms. Phyllis Q. Karavatakis, and the Chairman of the Board, Mr. James W. Haskins satisfy, and during 2025 all then-serving Directors, other than Mr. Van Dyke, Ms. Karavatakis, and Mr. Haskins satisfied, the director independence requirements of the Nasdaq listing standards and regulations of the SEC. These independent directors are, and were during 2025: Mr. Michael R. Bird, Mr. Kevin S. Bloomfield, Mr. Robert M. Bolton, Mr. Gregory W. Feldmann, Mr. Jacob A. Lutz, III, Mr. E. Warren Matthews, Ms. Catharine L. Midkiff, Mr. Curtis E. Stephens and Ms. Elizabeth L. Walsh.
Meetings and Committees of the Board of Directors
Board of Directors. The Board meets regularly once a month. The Company’s Board held 17 regular meetings during 2025. During 2025, each member of the Board attended at least 75% of the aggregate of: (1) the Company’s Board meetings held during the period and (2) the number of meetings of all committees on which he or she served for the Company.
The Company has not adopted a formal policy on Board members’ attendance at annual meetings of shareholders, although all Board members are encouraged to attend. All then-serving Directors of the Company except for Ms. Karavatakis attended the 2025 Annual Meeting of Shareholders on May 28, 2025.
Audit Committee. The Company has created and designated a separate committee of its Board as the Audit Committee. The Audit Committee currently consists of four Directors. Current members of the Company’s Audit Committee are Chairman Michael R. Bird, and Mr. Kevin S. Bloomfield, Ms. Catharine L. Midkiff and Ms. Elizabeth L. Walsh, each of whom is an Independent Director for this purpose according to Nasdaq listing standards and the regulations of the SEC. During 2025, all members of the Audit Committee satisfied the independence requirements of the Nasdaq listing standards and the regulations of the SEC. The Audit Committee engages the Company’s independent registered public accounting firm, monitors the Company's financial reporting process and internal controls system, reviews and appraises the audit efforts of the Company's external auditors and its internal auditing department, provides an open avenue of communication among the external auditors, financial and senior management, the internal auditing department and the Board, and reports to the Board at least quarterly. The Audit Committee also provides oversight related to the internal audit function and the Chief Audit Executive. The Audit Committee met five times during 2025. The Audit Committee operates pursuant to a written charter, most recently approved by the Board on May 28, 2025. This charter is reviewed annually by the Audit Committee for changes to recommend to the Board for approval. The charter is available on the Company’s website at www.carterbank.com under “Investor Relations">"Governance">" Governance Documents”.
The Board has determined that Catharine L. Midkiff, Michael R. Bird and Elizabeth L. Walsh each qualify as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002. See Director biographies beginning on page 3 for additional detail on why these Directors qualify as "audit committee financial experts".
Nominating and Compensation Committee. The Company has created and designated a separate joint committee of its Board and the Bank's Board as the Nominating and Compensation Committee. The Nominating and Compensation Committee currently consists of four Directors. Current members of the Nominating and Compensation Committee are Chairman Gregory W. Feldmann, and Messrs. Kevin S. Bloomfield, Jacob A. Lutz, III and Curtis E. Stephens, each of whom satisfies the independence requirements of the Nasdaq listing standards and the regulations of the SEC. During 2025, all members of the Nominating and Compensation Committee satisfied the independence requirements of the Nasdaq listing standards and the regulations of the SEC.
The Nominating and Compensation Committee evaluates Director candidates and recommends to the Board nominees for election to the Board. The Board will consider recommendations to the Board from shareholders as appropriate. The Committee also administers the annual and long-term incentive plans discussed above along with the Equity Plan and grants equity awards under the plan. Additional information regarding the compensation-related functions of the Committee is provided in the "Compensation Discussion & Analysis" section. The Nominating and Compensation Committee operates pursuant to a written charter, most recently approved by the Board and the Bank Board on October 22, 2025. This charter is reviewed annually by the Nominating and Compensation Committee for changes to recommend to the Board and the Bank Board for approval. A copy of this charter can be found on the Company’s website at www.carterbank.com under "Investor Relations">"Governance">"Governance Documents". The Nominating and Compensation Committee met 11 times during 2025.
Director Qualifications and Nominations; Board Diversity
Generally, nominees for Director are identified and suggested by the members of the Board or management using their business networks. The Board has not retained any executive search firms or other third parties to identify or evaluate Director candidates in the past, but may do so in the future. In evaluating candidates, the Nominating and Compensation Committee considers all factors it considers appropriate and consistent with the Company's corporate governance policies. The Nominating and Compensation Committee may consider certain individual qualifications, including high level leadership experience in business activities, breadth of knowledge about issues affecting the Company and Bank, time available for meetings and consultation on matters impacting the Company and the Bank, strength of character, mature judgment, independence of thought and an ability to work collegially. Although the Company and Bank have no formal policy regarding diversity, the Board recognizes the importance of diverse backgrounds and perspectives, and it values diversity on the Board. As a matter of practice in the evaluation of candidates, the Nominating and Compensation Committee and the Board consider the diversity of the Board, including as it relates to gender, race, ethnicity, career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties. The Nominating and Compensation Committee may also consider the extent to which a candidate would fill a present need on the Board. Each Committee of the Board conducts a self-assessment, managed by the Chair of the Committee with assistance from the Chairman of the Board and the Lead Independent Director. The Chief Human Resources Officer assists with the Nominating and Compensation Committee self-assessment.
The Board has not established any specific minimum qualifications that a candidate for Director must meet in order to be nominated for Board membership. Rather the Board will evaluate the mix of skills and experience that the candidate offers, consider how a given candidate would impact the composition of the Board, consider how a given candidate meets the Board’s current expectations and needs and make a determination regarding whether a candidate should be nominated for election as a Director.
The Nominating and Compensation Committee will evaluate Director recommendations from shareholders if made in writing. Director candidates recommended by shareholders will be considered on the same basis as Director candidates referred from other sources. While there are no formal procedures for shareholders to submit Director candidate recommendations, written recommendations of Director candidates should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a Director. All such shareholder recommendations should be submitted to the Secretary of the Company at the address provided on the first page of this proxy statement, by January 29, 2027 in order to be considered by the Nominating and Compensation Committee, for the next annual election of directors. In addition, in accordance with the Company’s Articles of Incorporation and/or Bylaws, nominations for election to the Board may be made by any shareholder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors. Notices of nominations, other than those made by or on behalf of the existing Board of the Company, must be made in writing and be delivered to the Secretary of the Company at the address provided on the first page of this proxy statement not less than 90 days or more than 120 days before the first anniversary of the prior year’s annual meeting; provided that if the annual meeting is more than 30 days from the first anniversary of the prior year’s annual meeting, the notice must be delivered no earlier than 120 days before the annual meeting and no later than the close of business on the later of 90 days before the annual meeting or the tenth day after notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting was first made.
Such notice shall contain the following information to the extent known to the notifying shareholder: (a) the name and residence address of the notifying shareholder; (b) the number of shares of capital stock of the Company owned by the notifying shareholder; (c) any material interest of the notifying shareholder in the nomination; (d) the name and a brief description of the background and credentials of the person being nominated for Director including name, age, business address and residence address, principal occupation or employment, number of shares of capital stock of the Company owned by the nominee; (e) any other information relating to such nominee required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (f) a written representation and agreement by the notifying shareholder that the shareholder is not and will not become a party to any agreement, arrangement or understanding with any other party or shareholder regarding the nomination. Nominations not made in accordance with these requirements may, in his discretion, be disregarded by the chairman of the meeting, and upon his instructions, the judges of election may disregard all votes cast for each such nominee.
Composition of the Board of Directors

Board Leadership Structure
The Company’s governance framework provides the Board with the flexibility to determine the appropriate leadership structure for the Company, which the Board believes allows the Company to appropriately adapt to different circumstances as necessary. Accordingly, our governance framework allows the roles of Chairman of the Board and CEO to be filled by the same or different people, and the Board has not adopted a policy with respect to the separation of the Chairman and CEO positions. To maintain robust independent oversight on the Board, our Bylaws provide that if the Chairman of the Board is not an Independent Director, a Lead Independent Director will be designated by a majority vote of the Independent Directors.
The Board periodically reviews its leadership structure to determine if it is still the most appropriate for the Company. The Board may adopt a different leadership structure in the future if the Board determines that, based on the circumstances, a different leadership structure would better serve the interests of the Company and its shareholders. In making determinations about the leadership structure, the Board considers a number of factors, including the specific needs of the Company, the Company’s business and operating environment, strategic goals and risks and opportunities, the composition of the Board, and the interests of our shareholders.
The Board believes that the Company and its shareholders are best served currently by a leadership structure that separates the positions of Chairman and CEO, with Mr. James W. Haskins serving as Chairman of the Board and Mr. Litz H. Van Dyke serving as CEO of the Company. The Board believes that this leadership structure is the most efficient and effective leadership structure for the Company at this time. The current leadership structure allows Mr. Van Dyke to focus on providing day-to-day leadership and management of the Company, while Mr. Haskins, as Chairman, maintains responsibility for leading the Board in its oversight function and consideration of broader corporate strategy, as well as supporting communication between the Board and management. Mr. Van Dyke serves as a director, which allows him to provide management's perspective and insights on the Company's operations to the Board.
The Board selected Mr. Haskins to serve as Chairman of the Board in 2017 and has since re-appointed him annually. The Board believes that Mr. Haskins’ long tenure with and knowledge of our company, his extensive experience as a bank director, and his leadership experience enable Mr. Haskins to effectively lead the Board in its oversight function, provide historical perspectives on the Company, and provide insights into the Company’s market area and industry. As Chairman of the Board, Mr. Haskins has the following responsibilities, among others:
•call Board and shareholder meetings;
•preside over Board and shareholder meetings;
•work with the Lead Independent Director and the CEO to develop meeting agendas and ensure critical issues are addressed;
•facilitate the flow of information between the Board and management; and
•provide advice, counsel and feedback to the CEO.
Since Mr. Haskins is not independent, the Independent Directors of the Board selected Mr. Gregory W. Feldmann to serve as the Company’s Lead Independent Director in 2020 and has since re-appointed him annually. The Board believes that appointing a Lead Independent Director when the Chairman of the Board is not independent is important for effective leadership by helping to enhance the Board’s independent oversight of management and supporting the role of the Independent Directors. The Board believes that Mr. Feldmann’s extensive experience in the banking industry and former service as both an executive and director of community banks, as well as other corporations, enables Mr. Feldmann to serve as an effective liaison between the Chairman and the Independent Directors and to help facilitate robust independent oversight of management. As Lead Independent Director, Mr. Feldmann has the following responsibilities, among others:
•serve as a liaison between the Chairman and the Independent Directors;
•call meetings of the Independent Directors and preside over executive sessions to discuss various matters, including Director elections;
•participate in retaining consultants who report directly to the Board;

•assist the Board and management in ensuring compliance and implementation of governance principles; and
•advise the Independent Directors in fulfilling their roles.
Board Oversight of Risk
The Board is responsible for consideration and oversight of risk facing the Company and is also responsible for ensuring that material risks are identified and managed appropriately. The Board regularly evaluates the qualifications, skills and experience of its directors, including through the use of a skills matrix, to ensure that the Board possesses an appropriate mix of qualifications, skills and experience to effectively oversee the risks facing the Company and the Bank. The Board and committees, as appropriate, receive and discuss regular updates from management on material short, medium and long-term risks facing the Company in addition to information on risk mitigation efforts and opportunities arising from these risks. The Board and committees help evaluate the Company’s approach to material risks and provide feedback on management’s identification, assessment, monitoring and mitigation of these risks.
The full Board reviews with management business risks for individual business units as well as for the Company as a whole. Given the significance of information security matters, the full Board also oversees various information security issues, including cybersecurity. The Chief Operations Officer gives a monthly report to the Board on various information security issues, including cybersecurity.
The committees of the Board oversee specific risks, which allows greater focus on the Company’s key risk areas. The committees discuss these specific risks and risk reduction strategies with management and provide regular reports to the full Board on the risks overseen by the committees:
•The Board established the ERM Committee to be responsible for overseeing the development and implementation of the Company’s ERM Framework, including the implementation of consistent processes for identifying, assessing, managing, monitoring and reporting risk of all types, including the categories of credit risk (working with the Credit Risk Committee of the Board), interest rate risk and liquidity risk (working with the Investment/Interest Rate Risk Committee of the Board), operational risk, compliance risk, pricing risk, legal risk, reputation risk and strategic risk. The ERM Committee is also responsible for ensuring that risk processes are supported by a risk governance structure. The ERM Committee is comprised of at least four Independent Directors, the CEO, the President and Chief Strategy Officer, the Chief Operations Officer, the Information Security Director and the Director of Regulatory Risk Management.
•The Credit Risk Committee is responsible for overseeing risks related to the Bank’s lending and credit functions.
•The Investment/Interest Rate Risk Committee is responsible for overseeing the investment and interest rate risk policies and strategies for the Bank’s investment portfolio and interest rate risk profile in addition to assisting the Board in fulfilling its oversight responsibilities with respect to the Bank’s investment, Interest Rate Risk and Asset Liability Management functions.
•The Audit Committee is responsible for reviewing the Company’s major financial risk exposures, including cybersecurity risks, and the steps management is taking to monitor and control such exposures, including results of internal and external audits.
•The Nominating and Compensation Committee is responsible for overseeing risks relating to compensation policies and practices, Board and management succession planning and corporate governance.
The Board’s oversight of risk management is further supported by the engagement of Mr. Feldmann, as Lead Independent Director, in understanding the Company’s risks and ERM Framework. Mr. Feldmann serves as a member of the ERM Committee, as well as Chair of the Investment/Interest Rate Risk Committee and Nominating and Compensation Committee, which enable him to be engaged with, and proficient in, the ERM Framework, as well as the risks that are discussed with those committees. The Board believes this allows Mr. Feldmann to facilitate more productive discussions among the Independent Directors, as well as the full Board, on risk-related issues, as well as facilitating more robust oversight by the Independent Directors of management’s identification, assessment, monitoring and mitigation of the Company’s material risks.

The Company’s management is responsible for risk management on a day-to-day basis, including implementing the Company’s ERM Framework. Management regularly reports to the Board and the committees, as appropriate, regarding the Company’s material risks and opportunities, risk reduction strategies and the implementation of the Company’s ERM Framework.
Board Oversight of Cybersecurity.
The Company's Board recognizes the importance of cybersecurity in safeguarding the Company's sensitive data, including with respect to its associates and customers. The Company has also taken the following additional measures to protect the privacy and security of sensitive customer information:
•We maintain policies relating to privacy, acceptable use, and information security that aid in protecting personal and financial information.
•Our cybersecurity function is led by our Information Security Director, who reports to the Chief Operations Officer. The Chief Operations Officer provides executive oversight of the program and is responsible for elevating significant cybersecurity matters to senior management and the Board of Directors, as appropriate. Additionally, the Chief Operations Officer and the Information Security Director meet with the Information Technology Steering Committee of senior management on a monthly basis or more frequently as necessary to discuss, among other things, cybersecurity matters. The Chief Operations Officer also reports monthly to the Board on various information security issues.
•We have training and awareness programs for team members that include periodic and ongoing assessments to drive adoption and awareness of cybersecurity processes and controls.
•We utilize independent third party tools and services to perform annual penetration testing and vulnerability scanning of our environment.
•We utilize a third party to monitor elements of our cybersecurity and information technology environment continuously.
•We utilize a risk-based Third-Party Risk Management program that evaluates vendor cybersecurity controls and performs ongoing monitoring commensurate with risk as a result of third-party access to bank systems and data.
During the year ended December 31, 2025, the Company had no cybersecurity incidents that had, or are reasonably likely to have, a material adverse effect on its business, financial condition or results of operations. For a discussion of whether and how any risks from cybersecurity threats, including as a result of any previous cybersecurity incidents, have materially affected or are reasonably likely to materially affect the Company, including our business strategy, results of operations or financial condition, refer to Item 1A. Risk Factors – “Risks Related to Our Operations and Technology” in our Annual Report on Form 10-K for the year ended December 31, 2025.
Shareholder Communications with the Board of Directors
The Company does not have a formal process for shareholders to send communications to the Board. Shareholders who wish to contact the Board or any of its members may do so by addressing their written correspondence to Board of Directors, Carter Bankshares, Inc., c/o Secretary of the Company, 1300 Kings Mountain Rd, Martinsville, Virginia 24112. Correspondence directed to an individual Director will be referred, unopened, to that Director. Correspondence not directed to a particular Director will be referred, unopened, to the Chairman of the Board.
RELATED PERSON TRANSACTIONS
In the ordinary course of business, executive officers and their related interests were customers of, and had transactions with the Bank. Loan transactions with Directors and officers, principal security holders and associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans to unrelated parties and did not involve more than normal risk of collectability or present other unfavorable features. These extensions of credit equaled $2.2 million or 0.5% of the equity capital of the Company as of December 31, 2025 and $2.5 million or 0.7%, as of December 31, 2024. The maximum aggregate amount of such indebtedness outstanding during 2025 was $2.2 million, or 0.5% of total year-end capital. The Bank expects to have similar banking transactions in the future with its Directors, officers, principal security holders and their associates.
Procedures for Approving Related Party Transactions
The Board has adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The Audit Committee oversees this policy. The policy generally provides that the Company may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; with respect to compensation matters, if the transaction involves compensation approved or ratified by the Nominating and Compensation Committee; or with respect to loans to or similar relationships with related parties, if the loan or other relationship has been approved in accordance with the Bank’s Regulation O loan policy and procedures.
In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and management will update the Audit Committee as to any material change to the approved related party transaction. If advance approval by the Audit Committee is not feasible, management may preliminarily enter into a related party transaction and the related party transaction shall be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee at its next meeting. The Audit Committee determines and approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.
For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related party transaction, the Audit Committee refers to Item 404 of Regulation S-K.
A “related party” is (i) any person who is, or at any time since the beginning of the last fiscal year was, an executive officer, Director, or nominee for Director of the Company or any subsidiary, (ii) any person who is known to own more than 5% of the Company’s outstanding equity securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or associate) sharing the household of any of the foregoing persons, and (iv) any entity owned or controlled by any of the foregoing persons or in which such person has a substantial ownership interest or control of such entity.
The Company is a party to an agreement with Young, Haskins, Mann, Gregory and Wall, P.C., of which Chairman and Director James W. Haskins is an Attorney and Principal, to provide legal services. During 2025, the Company and the Bank, combined, paid an aggregate of $464,000 in various legal fees to Young, Haskins, Mann, Gregory and Wall, P.C.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS
The Audit Committee of the Company’s Board has appointed Crowe LLP to serve as the Company’s independent registered public accounting firm for 2026 and recommends that the Company’s shareholders vote for the ratification of that appointment. Crowe LLP has audited the financial statements of the Company since 2019, including for the fiscal year ended December 31, 2025. The Audit Committee considered the compatibility of proposed permitted non-audit services to be provided by and fees to be paid to Crowe LLP and determined that such services and fees are compatible with the independence of Crowe LLP. Although ratification is not required, the Board is submitting the appointment of Crowe LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm, and as a matter of good governance practice. In the event that shareholders do not ratify the appointment of Crowe LLP, the Audit Committee will consider making a change in independent registered public accounting firm for the Company for the fiscal year ending December 31, 2027.
Representatives of Crowe LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF CROWE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.
REPORT OF THE AUDIT COMMITTEE
In fulfilling its oversight responsibilities for the financial statements for fiscal year 2025, the Audit Committee:
•Monitored the preparation of the annual financial report by the Company’s management;
•Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2025 with management and Crowe LLP;
•Discussed with management, Crowe LLP and the Company’s internal auditor the adequacy of the system of internal controls;
•Discussed with Crowe LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and
•Received the written disclosures and the letter from Crowe LLP as required by the applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Crowe LLP its independence.
The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America. Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2025 for filing with the SEC.

Members of the Audit Committee
Michael R. Bird, Chairman
Kevin S. Bloomfield
Catharine L. Midkiff
Elizabeth L. Walsh
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe LLP served as the independent registered public accounting firm for the years ended December 31, 2025 and 2024. Crowe LLP has been selected by the Audit Committee to serve as the independent registered public accounting firm for the Company for 2026.
The following table presents the aggregate fees for the Company and its wholly-owned subsidiaries, for professional audit services rendered by Crowe LLP for the audit of the annual financial statements for the years ended December 31, 2025 and December 31, 2024, and fees billed for other services rendered by Crowe LLP during those periods.

	Years Ended December 31,
	2025	2024
Audit fees(1)	$620,251	$634,533
Tax fees(2)	119,254	119,546
Other fees(3)	5,891	—
Total Fees	$745,396	$754,079
(1)    Audit fees consist of audit and review services, report on internal control over financial reporting and review of documents filed with the SEC for 2025 and 2024.
(2)    For 2025 and 2024 tax fees consist of annual and quarterly tax provision calculations and related fees.
(3)    For 2025 other fees consist of assistance with the Section 1035 BOLI exchange and additional tax consulting.
Also, the Audit Committee of the Board of the Company pre-approves all audits (including audit-related) and permitted non-audit services to be performed by the independent auditors. With respect to other permitted services, the Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis.
OTHER BUSINESS
As of the date of this proxy statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than the proposals referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, according to the recommendations of the Board.

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING
If any shareholder intends to present a proposal for consideration at the 2027 Annual Meeting of Shareholders (including nominations of Directors), the proposal must be in proper form in accordance with the Company’s Bylaws, and must be received by the Secretary of the Company at the address provided on the first page of this proxy statement, no later than February 26, 2027 and no earlier than January 27, 2027; provided however, if the 2027 Annual Meeting of Shareholders is more than 30 days from the first anniversary date of the 2026 Annual Meeting of Shareholders (in other words, more than 30 days from May 27, 2027), notice must be delivered no earlier than 120 days before the 2027 Annual Meeting of Shareholders and no later than the close of business on the later of 90 days before the 2027 Annual Meeting of Shareholders or the tenth day following the day on which notice of the 2027 Annual Meeting of Shareholders is mailed or public announcement of the 2027 Annual Meeting of Shareholder is first made. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2027 Annual Meeting of Shareholders, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Secretary of the Company at the address provided on the first page of this proxy statement no later than December 16, 2026; provided however, if the 2027 Annual Meeting of Shareholders is more than 30 days from May 27, 2027, notice must be delivered a reasonable time before the Company begins to print and mail its proxy materials for the 2027 Annual Meeting of Shareholders.
In addition to satisfying the requirements under the Company's Articles of Incorporation and/or Bylaws, to comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies for the 2027 Annual Meeting of Shareholders in support of Director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 28, 2027; provided however, if the 2027 Annual Meeting of Shareholders is more than 30 days from May 27, 2027, notice must be delivered by the later of 60 calendar days prior to the date of 2027 Annual Meeting of Shareholders or the tenth calendar day following the day on which public announcement of the 2027 Annual Meeting of Shareholders is first made.
The proxy solicited by the Board for the 2027 Annual Meeting of Shareholders will confer discretionary authority on the persons named in the accompanying proxy to vote on any shareholder proposal presented at the meeting if the Company has not received proper notice of such proposal.
By Direction of the Board of Directors
James W. Haskins
Chairman of the Board
April 15, 2026
A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2025, will be furnished without charge to shareholders upon written request to Investor Relations, Carter Bankshares, Inc., 1300 Kings Mountain Road, Martinsville, Virginia 24112.

Carter Bankshares, Inc.

VOTE

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You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 am, Eastern Time, on May 27, 2026.

Online
Go to www.investorvote.com/CARE or scan the QR code – login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Michael R. Bird	☐	☐	02 - Kevin S. Bloomfield	☐	☐	03 - Robert M. Bolton	☐	☐
04 - Gregory W. Feldmann	☐	☐	05 - James W. Haskins	☐	☐	06 - Phyllis Q. Karavatakis	☐	☐
07 - Jacob A. Lutz, III	☐	☐	08 - Catharine L. Midkiff	☐	☐	09 - Curtis E. Stephens	☐	☐
10 - Litz H. Van Dyke	☐	☐	11 - Elizabeth L. Walsh	☐	☐			

B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign and provide full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

0490XE

The 2026 Annual Meeting of Shareholders of Carter Bankshares, Inc. will be held on
Wednesday, May 27, 2026 at 10:00 a.m. ET, at
New College Institute, 191 Fayette St., Martinsville, Virginia 24112.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Carter Bankshares, Inc.

ANNUAL MEETING OF SHAREHOLDERS OF CARTER BANKSHARES, INC.

Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2026

KNOW ALL MEN BY THESE PRESENT THAT I, the undersigned Shareholder of CARTER BANKSHARES, INC., MARTINSVILLE, VIRGINIA (the "Company"), do hereby nominate and appoint Michael R. Bird, Robert M. Bolton, and Gregory W. Feldmann, or any of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution for me, and in my name, place and stead to vote all of the Common Stock of the Company, standing in my name on its stock transfer books on March 25, 2026 at the Annual Meeting of its Shareholders to be held at **New College Institute, 191 Fayette St., Martinsville, Virginia 24112, on May 27, 2026 at 10:00 am, Eastern Time**, or at any adjournment thereof with all the powers the undersigned would possess if personally present.

The undersigned hereby acknowledges receipt of the Company's Proxy Statement dated April 15, 2026 and hereby revokes all proxies previously given. **THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.** The Board of Directors recommends a vote "FOR" all director nominees in Proposal 1 and "FOR" Proposals 2 and 3. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this Proxy will be voted "FOR" all director nominees in Proposal 1 and "FOR" Proposals 2 and 3 and according to the recommendations of the Board of Directors on any other matters that may properly come before the meeting or any adjournment thereof.**

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C **Non-Voting Items**

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐